EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Among

ADVANCED DISPOSAL SERVICES, INC.,

WASTE MANAGEMENT, INC.

and

EVERGLADES MERGER SUB INC.

Dated as of April 14, 2019

EXHIBITS:

Exhibit A                         Certificate of Incorporation of the Surviving Corporation

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	69
Acquisition Proposal	43
Actions	46
Affiliate	69
Agreement	1
Anticorruption Laws	14
Antitrust Law	69
Applicable Date	16
Award	69
Bankruptcy and Equity Exception	12
Beneficial Ownership Regulation	69
Book-Entry Share	3
Business Day	69
Bylaws	10
Cancelled Shares	3
Capitalization Date	10
Cash-Out Option	4
Certificate	3
Certificate of Incorporation	10
Certificate of Merger	2
Change of Recommendation	45
Charter	2
Closing	2
Closing Date	2
Code	8
Collective Bargaining Agreements	24
Common Stock	3
Company	1
Company 401(k) Plans	52
Company Board	1
Company Credit Agreement	69
Company Disclosure Schedule	9
Company Divestiture Action	48
Company Notice	42
Company Plan	69
Company Requisite Vote	12
Company Securities	11
Company Stock Plans	70
Company Termination Fee	64
Confidentiality Agreement	49
Consent Solicitation	58
Continuing Employee	70
Continuing Non-Union Employee	50
Continuing Union-Represented Employees	51
Contract	18
control	70
Costs	52
D&O Insurance	54
Data Room	70
Debt Financing	70
Debt Offer	58
DGCL	1
Dissenting Shares	9
DOJ	46
Effective Time	2
End Date	63
Environmental Laws	30
Environmental Permits	29
Equity Financing	70
ERISA	70
ERISA Affiliate	70
Exchange Act	13
Exchange Fund	5
Existing Facilities	37
Existing Indemnification Rights	52
FCPA	14
Financial Advisor	30
Financing	71
Financing Sources	71
FTC	46
GAAP	71
Government Official	71
Governmental Entity	71
Governmental Filings	71
Hazardous Materials	30
HSR Act	13
Indemnified Parties	52
Indenture	71
Indenture Amendments	58
Intellectual Property	71
Intervening Event	71
IRS	22
JV Plan	72
knowledge	72
Law	72
Leased Real Property	25
Legal Restraints	60
Liens	72
Material Adverse Effect	72

v

Material Contract	20
Material Disposal Contracts	21
Material Municipal Contracts	21
Merger	1
Merger Sub	1
Multiemployer Plan	22
Notice Period	42
OFAC	15
Offer to Purchase	58
Option	73
Outstanding Equity Awards	5
Owned Real Property	25
Parent	1
Parent Disclosure Schedule	31
Parent Plans	51
Parent Termination Fee	65
Parties	1
Party	1
Paying Agent	5
Per Share Merger Consideration	3
Permits	15
Permitted Liens	74
Person	74
Pre-Closing Period	74
Preferred Stock	10
Proceeding	52
Proxy Statement	43
PSU	74
Real Property	25
Real Property Leases	25
Recommendation	12
Representatives	39
Required Financial Information	74
Restricted Share	75
RSU	75
Sanctions	15
Sarbanes Oxley Act	16
SEC	9
SEC Documents	9
SEC Reports	16
Securities Act	16
Senior Employee	75
Service Provider	75
Share	3
Software	75
Stockholders Meeting	44
subsidiaries	75
subsidiary	75
Subsidiary Shares	3
Superior Proposal	43
Surviving Corporation	2
Tax Return	28
Taxes	28
Termination Date	62
Top Customers	76
Top Vendors	76
Transaction Litigation	54
USL JV	76
Voting and Support Agreement	1
WARN Act	24
Willful Breach	76

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 14, 2019 (this “Agreement”), is entered into by and among Advanced Disposal Services, Inc., a Delaware corporation (the “Company”), Waste Management, Inc., a Delaware corporation (“Parent”), and Everglades Merger Sub Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the boards of directors of Parent and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is fair to, and in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (b) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (c) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company; and

WHEREAS, Parent, Merger Sub and a certain stockholder of the Company have entered into Voting and Support Agreement, dated as of the date hereof (the “Voting and Support Agreement”), providing that, among other things, subject to the terms and conditions set forth therein, such stockholder will support the Merger and the other transactions contemplated hereby, including by voting to adopt this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1                                             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned indirect subsidiary of Parent, and the separate corporate existence of the Company, with all of its properties, rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation.  The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

SECTION 1.2                                             Closing.  The closing for the Merger (the “Closing”) shall take place (a) at the offices of Simpson Thacher & Bartlett LLP, 600 Travis Street, Suite 5400, Houston, Texas, at 8:00 a.m., Central time, on the third (3rd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement or (b) at such other time, date and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.3                                             Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

SECTION 1.4                                             Certificate of Incorporation; Bylaws.

(a)                                 At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be the certificate of incorporation of the Company, as amended and restated to read in its entirety as set forth in Exhibit A, until thereafter amended as provided therein or by applicable Law.

(b)                                 At the Effective Time, subject to Section 6.10, and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

SECTION 1.5                                             Directors and Officers.

(a)                                 The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the bylaws of the Surviving Corporation.

(b)                                 The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1                                             Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a)                                 Conversion of Common Stock; Merger Consideration.  Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Share”) (other than (i) Shares owned by Parent or Merger Sub and Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”), (ii) subject to Section 2.4, the Dissenting Shares and (iii) Shares owned by any direct or indirect wholly-owned subsidiary of the Company or Parent (which shares shall be converted into shares of common stock, par value $0.01 per share, of the Surviving Corporation, except that the number of such Shares owned by such subsidiaries may be adjusted following the Merger to maintain the value of such Shares held by such subsidiaries (the “Subsidiary Shares”)) shall be converted into the right to receive $33.15 per Share in cash, without interest (the “Per Share Merger Consideration”).  From and after the Effective Time, each of the Shares that has been converted into the right to receive the Per Share Merger Consideration shall automatically cease to be outstanding, shall be cancelled and shall cease to exist, and each (x) certificate (a “Certificate”) formerly representing, immediately prior to the Effective Time, any of the Shares (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) and (y) non-certificated Share held in book-entry form representing any such Share (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) (a “Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration.

(b)                                 Cancellation of Cancelled Shares.  Each Cancelled Share shall cease to be outstanding, shall be cancelled without payment of any consideration in exchange therefor and shall cease to exist.

(c)                                  Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation, except for those shares which shall remain outstanding pursuant to clause (iii) of Section 2.1(a), if any.

SECTION 2.2                                             Treatment of Options, PSUs, RSUs and Restricted Shares.

(a)                                 Treatment of Options.

(i)                                     At the Effective Time, each Option with a per share exercise price less than the Per Share Merger Consideration that is outstanding immediately prior to the Effective Time, whether vested or unvested (each, a “Cash-Out Option”), shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be cancelled and thereafter entitle the holder of such Cash-Out Option to receive an amount in cash equal to the product of (x) the number of shares of Common Stock subject to the Cash-Out Option multiplied by (y) the excess of the Per Share Merger Consideration over the per-share exercise price of such Cash-Out Option.

(ii)                                  At the Effective Time, each Option with a per share exercise price equal to or greater than the Per Share Merger Consideration that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled without any consideration paid to the holder thereof.

(b)                                 Treatment of PSUs.  At the Effective Time, each PSU Award outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be cancelled and thereafter entitle the holder of such PSU Award to receive an amount in cash equal to the product of (x) the number of shares of Common Stock equal to the greater of (i) the target number of shares of Common Stock with respect to such PSU Award as defined and set forth in such PSU Award and (ii) the number of shares of Common Stock that would be considered earned under the terms of such PSU Award based on the most recent fiscal year-end results of the Company preceding the fiscal year during which the Effective Time occurs multiplied by (y) the Per Share Merger Consideration.

(c)                                  Treatment of RSUs.  At the Effective Time, each RSU Award outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be cancelled and thereafter entitle the holder of such RSU Award to receive an amount in cash equal to the product of (x) the number of shares of Common Stock subject to such RSU Award multiplied by (y) the Per Share Merger Consideration.

(d)                                 Treatment of Restricted Shares.  At the Effective Time, each Restricted Share Award outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, become fully vested and shall be cancelled and thereafter entitle the holder of such Restricted Share Award to receive an amount in cash equal to the product of (x) the number of shares of Common Stock subject to such Restricted Share Award multiplied by (y) the Per Share Merger Consideration.

(e)                                  Payment; Taxes.  The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Cash-Out Options, PSU Awards, RSU Awards and Restricted Share Awards the cash payments described in this Section 2.2 on or as soon as reasonably practicable after the Effective Time, but in any event within five Business Days following the Closing Date; provided, however, that no payment shall be accelerated to the extent it would result in the incurrence of a penalty tax under Section 409A of the Code, and instead, any such payment shall be made on the earliest date possible without incurring any such penalty tax. All payments described in this Section 2.2 shall be made after giving effect to applicable withholding requirements as provided in Section 2.3(e).

(f)                                   Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt all resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.2.  As of the Effective Time, each holder of an Option, PSU Award or RSU Award or Restricted Share Award (collectively the “Outstanding Equity Awards”) shall cease to have any rights with respect to shares of Common Stock.  The Company shall take all actions necessary to ensure that from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of any Outstanding Equity Awards.

SECTION 2.3                                             Surrender of Shares; Payment.

(a)                                 Paying Agent.  Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with a paying agent selected by Parent, and approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II.  At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make all payments in respect of Shares (other than Cancelled Shares, Dissenting Shares or Subsidiary Shares) under Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares.  With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the Per Share Merger Consideration payable in respect of such Dissenting Shares. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments (i) shall not relieve Parent from making any payments required by this Agreement, (ii) shall not have a maturity that could prevent or delay any payments to be made pursuant to this Agreement, and (iii) shall be in short-term obligations of or guaranteed by the United States of America, in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing.  Subject to Section 2.3(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such cash payments, and Parent (and, following the Effective Time, the Surviving Corporation) shall in any event be liable for payment thereof.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable in respect of Shares under Section 2.1(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent.  The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).  Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses (other than Taxes and charges and expenses resulting from lost Certificates), including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(b)                                 Exchange Procedures.

(i)                                     Transmittal Materials.  Promptly after the Effective Time (and in no event later than three (3) Business Days after the Closing Date), Parent shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares (other than holders of Cancelled Shares, Dissenting Shares or Subsidiary Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and with respect to Certificates, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f)) to the Paying Agent, such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(f)) to the Paying Agent.

(ii)                                  Certificates.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) to the Paying Agent in accordance with the terms of such transmittal materials and instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall instruct the Paying Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares previously represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(f)) by (B) the Per Share Merger Consideration, and the Certificate of such holder so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(iii)                               Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.1(a).  In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares, Dissenting Shares and Subsidiary Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such

“agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (and in no event more than three (3) Business Days thereafter), a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares previously represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares of such holder so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

(iv)                              Unrecorded Transfers; Other Payments.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Share may be issued to such transferee or other Person if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(v)                                 Until surrendered as contemplated by this Section 2.3(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration as contemplated by this Article II.

(c)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto and the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or its designee(s).  Any holder of Shares (other than Cancelled Shares, Dissenting Shares or Subsidiary Shares) who has not theretofore exchanged Shares for the Per Share Merger Consideration in accordance with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or acceptable evidence of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of their claim for the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Share.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d)                                 Transfers.  From and after the close of business on the day on which the Effective Time occurs, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.  The Per Share Merger Consideration paid upon the surrender of Certificates (or upon receipt by the Paying Agent of an “agent’s message,” in the case of Book-Entry Shares) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or such Book-Entry Shares.

(e)                                  Withholding Rights. Each of Parent, the Surviving Corporation and any applicable withholding agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other applicable provision of Law.  To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f)                                   Lost Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (i) the number of Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

SECTION 2.4                                             Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, any Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly demanded appraisal in writing in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares.  From and after the Effective Time, each holder of Dissenting Shares shall only be entitled to such consideration as may be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL.  The Company shall give Parent prompt notice of any demands for appraisal, withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company or any of its Representatives relating to stockholders’ rights of appraisal, and Parent shall be entitled to direct all negotiations and proceedings with respect to any demand for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands, except as required by applicable Law.

SECTION 2.5                                             Adjustments.  In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, or other similar transaction, the Per Share Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) (collectively, the “SEC Documents”) and publicly available no less than one (1) Business Day prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors” (other than factual information contained therein) or in any other section to the extent risk disclosures are explicitly included in forward-looking statements or similarly predictive or forward-looking in nature (other than factual information contained therein)) (it being understood that this sub-clause (a) shall not be applicable to the representations and warranties set forth in Section 3.3(a), Section 3.3(b), the first two sentences of Section 3.4 and Section 3.23) or (b) as set forth in the corresponding sections or subsections of the disclosure schedules delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1                                             Organization and Qualification; Subsidiaries.  Each of the Company and its subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Section 3.1 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (a) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and the jurisdiction of organization thereof of each such subsidiary and (b) the Company’s or its subsidiaries’ direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its subsidiaries and consisting of less than one percent of the outstanding capital stock of such Person.

SECTION 3.2                                             Certificate of Incorporation and Bylaws.  The Company has heretofore made available to Parent in the Data Room a correct and complete copy of the amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the amended and restated bylaws, as amended to date (the “Bylaws”), of the Company as currently in effect as of the date hereof.  The Certificate of Incorporation and the Bylaws are in full force and effect.  The Company has made available to Parent in the Data Room prior to the date of this Agreement complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement of each of its subsidiaries, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws in any material respect, and none of the subsidiaries of the Company are in violation of any provision of their certificates of incorporation and bylaws or comparable governing documents in any material respect.

SECTION 3.3                                             Capitalization.

(a)                                 The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Common Stock, and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  As of the close of business on April 10, 2019 (the “Capitalization Date”):

(i)                                     88,728,473 shares of Common Stock were issued and outstanding, other than Restricted Shares;

(ii)                                  no shares of Preferred Stock were issued or outstanding;

(iii)                               2,274 shares of Common Stock were held by the Company in its treasury;

(iv)                              there were (A) 4,787,699 shares of Common Stock underlying outstanding Options with a weighted average exercise price of $21.39, (B) 74,192 Restricted Shares outstanding, (C) 337,744 shares of Common Stock underlying PSU Awards (assuming the target number of PSUs under outstanding PSU Awards) and (D) 489,948 shares of Common Stock underlying RSU Awards, in each such case granted under the Company Stock Plans.

(b)                                 From the close of business on the Capitalization Date through the date of this Agreement, no Shares, Options, Restricted Shares, PSUs, RSUs or other rights to purchase or receive Shares have been granted or issued, except for Shares issued pursuant to the exercise of Options, the vesting of Restricted Shares, PSUs and RSUs, in each case that were outstanding on the Capitalization Date and in accordance with their terms.  Except as set forth in Section 3.3(a), as of the date of this Agreement, (i) there are not outstanding, authorized or reserved for issuance any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company or (D) rights issued by the Company or any of its subsidiaries that are linked to, or based upon, the value of shares of capital stock or voting securities of the Company (collectively, “Company Securities”), and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.  All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.  Each of the outstanding shares of capital stock or other voting securities of each of the Company’s subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, (ii) owned by the Company or another subsidiary of the Company or by the other Person or Persons set forth in Section 3.1 of the Company Disclosure Schedule and (iii) owned free and clear of all Liens and limitations in voting rights (other than (x) Permitted Liens described in clause (vi) of the definition thereof and (y) transfer restrictions under applicable federal and state securities Laws).  Except as set forth in this Section 3.3(b), there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company’s subsidiaries, (B) securities of any of the Company’s subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any such subsidiary, (C) preemptive rights, options, warrants, calls, phantom stock, conversion rights, redemption rights, repurchase rights or other rights to acquire from the Company or any of the Company’s subsidiaries, or obligations of the Company or any of the Company’s subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company or any such subsidiary or (D) rights that are linked to, or based upon, the value of shares of capital stock or other voting securities of the Company’s subsidiaries.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter pursuant to the terms thereof.  No subsidiary of the Company owns any Shares.

(c)                                  Section 3.3(c) of the Company Disclosure Schedule contains a correct and complete list of Options, Restricted Shares, PSU Awards and RSUs outstanding as of April 10, 2019, including the holder, date of grant, vesting schedule, number of Shares covered by or subject to the award (including, with respect to PSU Awards, target number of shares of Common Stock subject to the award), the Company Stock Plan under which the award was granted and, where applicable, exercise price and term.  All grants of Options, Restricted Shares, PSUs and RSUs were validly issued and properly approved by the Company Board (or a committee thereof) in accordance with the applicable Company Stock Plan and applicable Law, including the applicable requirements of the New York Stock Exchange.

(d)                                 As of the date of this Agreement, (i) there is no outstanding indebtedness for borrowed money (or guarantees thereof) of the Company or its subsidiaries (excluding intercompany indebtedness among the Company and/or wholly-owned subsidiaries) other than indebtedness reflected on the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2018 (or the notes thereto) set forth in the Company’s Form 10-K filed February 26, 2019 and as set forth in Section 3.3(d) of the Company Disclosure Schedule and (ii) neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).  The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote pursuant to the terms thereof.

SECTION 3.4                                             Authority.  The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws, now or hereafter in effect, relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).  The Company Board, at a duly called and held meeting, has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company’s stockholders, approved this Agreement and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”) and (b) directed that this Agreement be submitted to the stockholders of the Company for their adoption.

SECTION 3.5                                             No Conflict; Required Filings and Consents.

(a)                                 Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) conflict with or violate the Certificate of Incorporation or Bylaws or the comparable governing documents of any subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings, notifications and other actions described in such clauses have been made or taken (and any waiting periods thereunder have terminated or expired), and the Company Requisite Vote has been obtained, conflict with or violate any Law applicable to the

Company or any of its subsidiaries or by which its or any of their respective assets, rights or properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit to which the Company or its subsidiaries are entitled under, give rise to any right of termination, cancellation, amendment or acceleration of, require notice or consent under, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets, rights or properties of the Company or any of its subsidiaries pursuant to, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or their respective assets, rights or properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, Lien, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(b)                                 The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any Governmental Filings, except for (i) applicable filings under, or compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” Laws, (ii) the filing of a premerger “Notification and Report Form” by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and compliance with all other requirements thereunder, (iii) applicable filings under, or compliance with other applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (v) any non-material municipal or other waste permits required to be obtained in connection with the transactions contemplated hereby (the failure of which to obtain would not, in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement) and that the Parties will cooperate to obtain prior to the Effective Time and (vi) any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 3.6                                             Compliance; Permits.

(a)                                 Since the Applicable Date, (i) the business of the Company and its subsidiaries has been, and is being, conducted in compliance with all Laws applicable to the Company or any of its subsidiaries, except for such failures in compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect , and (ii) the Company and its subsidiaries have not received any written notice or, to the knowledge of the Company, any other communication of any material noncompliance with any such Laws, except for any such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Since the Applicable Date, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other Person acting for or on behalf of the Company or any of its subsidiaries, including any director, officer, agent, employee, Representative or Affiliate of the Company or any of its subsidiaries, has paid, promised to pay or authorized the payment of any money, or offered, given, promised to give or authorized the giving of anything of value, to any Government Official or any other person under circumstances where it was known, or reasonably should have been known (after reasonable due inquiry) that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Government Official or any other person for the purpose of (i) influencing any act or decision of a Government Official in their official capacity, (ii) inducing a Government Official to do or omit to do any act in violation of such person’s lawful duties, (iii) securing any illegal business advantage or (iv) inducing a Government Official to influence or affect any act or decision of any Governmental Entity, any company, business enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or any political party or any other person (whether public or private), in a manner that has the effect of public or commercial bribery, acceptance of or acquiescence to extortion, kickbacks or other unlawful means of obtaining business or any improper advantage.

(c)                                  Since the Applicable Date, the Company and its subsidiaries (i) have conducted and continue to conduct business in compliance in all material respects with all applicable provisions of, and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other Person acting for or on behalf of the Company or any of its subsidiaries, including any director, officer, agent, employee, Representative or Affiliate of the Company or any of its subsidiaries, has, since the Applicable Date, taken any act that would violate, (A) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), and (B) any other applicable similar anticorruption Law of all jurisdictions in which the Company or any of its subsidiaries conduct business (collectively, “Anticorruption Laws”), and (ii) have not conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity or similar agency in response to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law.

(d)                                 Since the Applicable Date, (i) there is no, and has been no, written request for information from, enforcement proceeding against or, to the knowledge of the Company, investigation of, the Company or any of its subsidiaries by any Governmental Entity regarding a violation of the Anticorruption Laws, and (ii) there is no, and has been no, written allegation or, to the knowledge of the Company, other allegation or inquiry, by any Governmental Entity regarding the Company or any of its subsidiaries’ actual or possible violation of the Anticorruption Laws.

(e)                                  The Company has established and implemented reasonable internal controls and procedures applicable to the Company and its subsidiaries intended to prevent any activity, practice, or conduct which would constitute an offense under any Anticorruption Laws and ensure compliance with the Anticorruption Laws, including a Code of Business Conduct, policies and guidelines that generally (i) require compliance with the Anticorruption Laws and otherwise prohibit bribes to Government Officials; (ii) restrict gifts, entertainment and travel expenses for Government Officials; (iii) require diligence on certain third parties that may have relations with Government Officials on the Company’s behalf; (iv) restrict political and charitable contributions; (v) mandate possible discipline for violations of policy or the Code of Business Conduct; and (vi) include procedures for reporting and investigating possible violations of the program.

(f)                                   Since the Applicable Date, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other Person acting for or on behalf of the Company or any of its subsidiaries, including any director, officer, agent, employee, Representative or Affiliate of the Company or any of its subsidiaries, has taken any action, directly or indirectly, that would result in a violation of Laws and regulations imposing U.S. or E.U. or U.K. economic sanctions measures, including any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the Bureau of Industry Security of the U.S. Department of Commerce, and any sanctions measures under the International Emergency Economic Powers Act, the Trading with the Enemy Act, or the Iran Sanctions Act, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, “Sanctions”).  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other Person acting for or on behalf of the Company or any of its subsidiaries, including any director, officer, agent, employee, Representative or Affiliate of the Company or any of its subsidiaries, is a Person that is the subject or target of Sanctions or designated as a “Specially Designated National” or “Blocked Person” by OFAC.

(g)                                  To the knowledge of the Company, the books and records utilized and relied upon by each of the Company and its subsidiaries in connection with the operation of its business since the Applicable Date have been maintained in material compliance with its corporate governance policies and, in all material respects, with applicable Law.

(h)                                 Each of the Company and its subsidiaries has all required governmental licenses, permits, certificates, approvals and authorizations (“Permits”) necessary to conduct its business and to own, operate and use its properties and assets, as conducted, owned, operated and used as of the date hereof, except where the failure to have such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The operation of the business of the Company and its subsidiaries as currently conducted is not, and has not been since the Applicable Date, in violation of, nor are the Company or its subsidiaries in default or violation under, any Permit, except where such default or violation of such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material terms, condition or provision of any Permit, except where such default or violation of such Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All such Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)                                     Except with respect to regulatory matters covered by Section 6.4 and except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened.  Neither the Company nor any of its subsidiaries has, since the Applicable Date, been charged by any Governmental Entity with, or to the knowledge of the Company, investigated for, a violation of any Antitrust Law applicable to the Company or any of its subsidiaries or entered any settlement, memorandum of understanding or similar agreement with a Governmental Entity in respect of a violation or alleged violation of any such Antitrust Law, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.  To the knowledge of the Company, other than with respect to this Agreement or the transactions contemplated hereby, no investigation or review by any Governmental Entity under any Antitrust Law or any settlement agreement in respect of a violation or alleged violation thereof with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated to the Company or any of its subsidiaries an intention to conduct any such investigation or review.

SECTION 3.7                                             SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)                                 The Company has timely filed or otherwise furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the SEC since January 1, 2017 (the “Applicable Date”) (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, and those filed or furnished subsequent to the date hereof, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”).  As of their respective filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing.  As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed at least one (1) Business Day prior to the date of this Agreement.  Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.  None of the Company’s subsidiaries is, as of the date hereof, or has been since the Applicable Date, subject to the reporting requirements of Section 13 or 15(b) of the Exchange Act.

(b)                                 The audited consolidated financial statements of the Company (including all notes thereto) and its subsidiaries included in the SEC Reports filed prior to the date of this Agreement have been prepared or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, comprehensive earnings, cash flows and stockholders’ equity for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports filed prior to the date of this Agreement have been prepared or, in the case of SEC Reports filed after the date of this Agreement, will be prepared, in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present or, in the case of SEC Reports filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, comprehensive earnings, cash flows and stockholders’ equity for the periods indicated (subject to normal and recurring period-end adjustments and to any other adjustments described therein or in the notes thereto).

(c)                                  The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  Such internal control over financial reporting is sufficient to provide reasonable assurance in all material respects regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes, in each case, in accordance with GAAP.  Since the Applicable Date, the Company’s chief executive officer and chief financial and accounting officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and in each case the Company has made available to Parent (or its Representatives), or otherwise provided as an SEC Document, prior to the date of this Agreement all such disclosures from the Applicable Date to the date of this Agreement.  The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 12b-2 of the Exchange Act.

(d)                                 Except (i) as reflected, accrued or reserved against in the audited balance sheet of the Company and its subsidiaries (or the notes thereto) dated as of December 31, 2018, included in the SEC Reports, (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2018, and (iii) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or in the notes thereto), other than those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.8                                             Contracts.

(a)                                 Except (w) for this Agreement, (x) for the Contracts filed as an exhibit to the SEC Documents at least one (1) Business Day prior to the date of this Agreement, (y) for each Company Plan, JV Plan or Collective Bargaining Agreement, and (z) as set forth in Section 3.8 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its subsidiaries is party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument, obligation or arrangement (whether written or oral) (each, a “Contract”) that is:

(i)                                     a Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)                                  a Contract that contains covenants binding upon the Company or any of its subsidiaries in each case that are material to the Company and its subsidiaries taken as a whole, that (A) restricts the ability of the Company (or, following the Effective Time, the Surviving Corporation) or any of its subsidiaries or Affiliates to compete in any business or with any Person or in any geographic area or acquire any Person or that would require the disposition of any material assets or line of business of the Company and its subsidiaries or, in each case, after the Effective Time, Parent or its subsidiaries, (B) grant “most favored nation” status or (C) include “take or pay” requirements, volume requirements or commitments, exclusive or preferred purchasing arrangements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, except, in each case, any such Contract that may be canceled without penalty or other liability to the Company or any of its subsidiaries upon 60 days’ notice or less;

(iii)                               other than with respect to any partnership or limited liability company that is wholly owned by the Company or any of its wholly owned subsidiaries, a Contract that is a joint venture, partnership, limited liability, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any joint venture, partnership, limited liability company, strategic alliance or other similar Person, in each case, that is material to the Company’s and its wholly owned subsidiaries’ respective businesses, taken as a whole;

(iv)                              a Contract involving amounts of $2,000,000 or more in fiscal year 2018 that is a mortgage, pledge, indenture, credit agreement, loan agreement, security agreement, deed of trust, guarantee, or bond relating to indebtedness for borrowed money or the deferred purchase price of property, in each case whether incurred, assumed, guaranteed or secured by any asset, other than (A) accounts receivable and accounts payable in the ordinary course of business, and (B) any such Contract between or among any of the Company and any of its subsidiaries;

(v)                                 a Contract that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its subsidiaries;

(vi)                              a Contract that (A) prohibits or restricts the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, (B) prohibits or restricts the pledging of the capital stock of the Company or any subsidiary of the Company, (C) prohibits or restricts the issuance of guarantees by the Company or any subsidiary of the Company, (D) grants any right of first refusal or right of first offer or similar right or (E) that limits the ability of the Company or any of its subsidiaries or Affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses;

(vii)                           a Contract under which the Company or any of its subsidiaries has, directly or indirectly, any obligations or potential obligations to make a capital contribution to, or other investment in, any Person (other than the Company or any of its wholly owned subsidiaries and other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business);

(viii)                        a Contract with respect to any acquisition, sale or lease of material properties or assets, including equipment (by merger, purchase or sale of stock or assets or otherwise), with a value at the time of such acquisition, sale or lease in excess of $7,500,000 per individual property or asset entered into since the Applicable Date;

(ix)                              a Contract with respect to any acquisition and divestiture in the past five (5) years pursuant to which the Company or any of its subsidiaries has material indemnification, holdback, “earn-out” or other contingent payment obligations that, in each case, remain outstanding or otherwise survive as of the date hereof;

(x)                                 a Contract between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or its subsidiaries or any Person beneficially owning five percent (5%) or more of the outstanding Shares or any of their respective Affiliates, on the other hand;

(xi)                              a Contract that contains a standstill or similar agreement that will be in effect as of the Closing pursuant to which the Company or any of its subsidiaries has agreed not to acquire assets or securities of another Person;

(xii)                           a Contract that contains a put, call or similar right pursuant to which the Company or any of its subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets, in each case with a value in excess of $2,000,000;

(xiii)                        a Contract that is a voting agreement or registration rights agreement with respect to securities of the Company or its subsidiaries;

(xiv)                       a Contract with respect to the Top Customers;

(xv)                          a Contract (other than a customer, broker, client or supply Contract) that involved aggregate payments to the Company and its subsidiaries in fiscal year 2018 in excess of $5,000,000;

(xvi)                       a Contract with respect to the Top Vendors;

(xvii)                    a Contract that, to the extent material to the business or financial condition of the Company and its subsidiaries (taken as a whole) and that is a (A) consulting Contract, (B) license or royalty Contract (other than any Contract relating to Intellectual Property), or (C) merchandising, sales representative or distribution Contract;

(xviii)                 a Contract with any Governmental Entity (other than a customer or host Contract) that involves consideration of greater than $2,000,000 annually;

(xix)                       a Real Property Lease that is material to the Company and its subsidiaries taken as a whole; or

(xx)                          is a Contract (excluding licenses for (x) Software used by the Company or any of its subsidiaries in the ordinary course of business, or (y) non-exclusive rights granted in the ordinary course of business) under which the Company or any of its subsidiaries grants to a third party, or is granted by a third party, any right to use any material Intellectual Property rights, which Contract is material to the Company and its subsidiaries, taken as a whole.

Each Contract set forth or required to be set forth in Section 3.8 of the Company Disclosure Schedule or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Material Contract”.

(b)                                 A copy of each Material Contract (other than those set forth in Section 3.8(a)(xiv) or (xvi)) has been made available to Parent prior to the date of this Agreement, subject to applicable Law.  Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) neither the Company nor any of its subsidiaries is in breach or violation of, or default under, any Material Contract (and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach, violation or default), (y) neither the Company nor any of its subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract, and (z) to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract (and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach, violation or default).

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) neither the Company nor any of its subsidiaries or, to the knowledge of the Company, any customer party to a municipal franchise collection and service contract, or a waste disposal contract at the Company or its subsidiaries’ respective landfills and transfer stations, in each case, with annual revenue of $2,000,000 or more (as applicable, “Material Municipal Contracts” and “Material Disposal Contracts”) is in material breach or violation of, or default under, any such Material Municipal Contract or Material Disposal Contract (and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach, violation or default), and (y) as of the date of this Agreement, neither the Company nor any of its subsidiaries have received written notice from any other party to a Material Municipal Contract or Material Disposal Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Contract, except for any notices of terminations, renewals, non-renewals or renegotiations of Material Municipal Contracts or Material Disposal Contracts in the ordinary course of business consistent with the Company’s general historical experience.

SECTION 3.9                                             Absence of Certain Changes and Events.  Since December 31, 2018 through the date of this Agreement, (a) the Company and its subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice and have not taken any action that if occurred after the date hereof would require the consent of Parent pursuant to the terms of Section 5.1 hereof and (b) there have not occurred any events, developments, changes, effects or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.10                                      Absence of Litigation.  There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such Proceeding that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company.  Neither the Company nor any of its subsidiaries nor any of their respective assets, rights or properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by the Company.  To the knowledge of the Company, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Entity or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company.

SECTION 3.11             Employee Benefit Plans.

(a)           Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  With respect to each material Company Plan, prior to the date hereof, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a Company Plan is an individual agreement, a form materially consistent therewith) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description, and (iv) for the last two years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, (v) all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any Governmental Entity (including the United States Department of Labor and the IRS) and (vi) for each Company Plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), (A) any estimates of withdrawal liability from any Multiemployer Plan, (B) any assessments or demands for payment of withdrawal liability from any Multiemployer Plan, and (C) any audits or third party analyses with respect to the status of or withdrawal liability for any Multiemployer Plan, in each case, received by the Company since the Applicable Date.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Plan and, to the knowledge of the Company, each JV Plan is established, maintained, operated and administered in accordance with its terms and in compliance with applicable Law, (ii) with respect to each Company Plan and, to the knowledge of the Company, each JV Plan, as of the date of this Agreement, there are no Proceedings (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Company, threatened in writing and (iii) neither the Company nor any of its subsidiaries is engaged in a transaction in connection with which the Company or any of its subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.  Each Company Plan and, to the knowledge of the Company, each JV Plan which is intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to cause the loss of such qualification.

(c)           Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, no Company Plan or, to the knowledge of the Company, JV Plan is and neither the Company nor any of its subsidiaries or ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a Multiemployer Plan, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  With respect to each Multiemployer Plan listed on Section 3.11(c) of the Company Disclosure Schedule, (A) neither the Company nor any of its subsidiaries or ERISA Affiliates has incurred any liability under ERISA on account of a partial withdrawal or complete withdrawal (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any such plan and no such liability has been asserted in writing to the Company or any of its subsidiaries, and (B) to the knowledge of the Company, (x) no such plan has been terminated, and no proceeding has been initiated to terminate such plan and (y) no such plan is insolvent (as described in Section 4245 of ERISA).

(d)           There are no Company Plans maintained primarily for the benefit of employees outside of the United States.

(e)           Neither the Company nor any of its subsidiaries sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Law).

(f)            Neither the Company nor any of its subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Service Provider for any Taxes incurred by such Service Provider, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(g)           Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, or specifically provided by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment from the Company or any of its subsidiaries becoming due, or increase the amount of any compensation due, to any Service Provider, (ii) increase any benefits otherwise payable under any Company Plan or, to the knowledge of the Company, JV Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan or, to the knowledge of the Company, JV Plan) or vesting of any compensation or benefits payable to or in respect of any Service Provider or (iv) limit or restrict the right of the Company to merge, amend or terminate any Company Plan or, to the knowledge of the Company,  JV Plan.

(h)           Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, no amount payable to any Service Provider (whether in cash or property or as a result of any accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Company Plan or, to the knowledge of the Company, JV Plan or other compensation arrangement would be nondeductible under Section 280G of the Code.

SECTION 3.12             Labor and Employment Matters.

(a)           Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, no union or other labor organization is recognized or certified as the representative of any employees of the Company or any of its subsidiaries for purposes of collective bargaining, and neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or any other agreement with any labor organization or other representative of any employee (the “Collective Bargaining Agreements”), nor is any such agreement being negotiated by the Company or any of its subsidiaries.  Since the Applicable Date, (i) other than with respect to the Company’s existing union relationships listed in Section 3.12(a) of the Company Disclosure Schedule, there have been no demands for labor recognition or, to the knowledge of the Company, union organizing activities among or directed at the employees of the Company or any of its subsidiaries, and (ii) there are and have been no strikes, work stoppages, material slowdowns, lockouts or similar material labor disputes pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries by or before any Governmental Entity arising out of or relating to labor or employment practices, (ii) the Company and each of its subsidiaries is in compliance with all applicable Laws relating to employment, employment practices and the termination of employment, including (but not limited to) the payment of wages for all time worked, the payment of overtime, the engagement and classification of individuals as non-employee contractors, the classification of employees as exempt or non-exempt from overtime, labor relations and collective bargaining, equal employment opportunities and the prevention of discrimination, harassment, and retaliation, plant closing and mass layoff notice requirements under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the “WARN Act”), and the provision of meal, rest and other breaks, and (iii) since the Applicable Date, there have been no material investigations of the Company or any of its subsidiaries arising out of or relating to labor or employment practices.

SECTION 3.13             Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as are reasonably adequate to protect them and their businesses and customary in all material respects for businesses engaged in the waste collection and disposal business in the United States, and as are sufficient to comply with applicable Law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such insurance policies, (c) to the knowledge of the Company, as of the date hereof, no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) no notice of cancellation or termination has been received with respect to any such policy and no notice that any material coverage will be specially rated, or that substantial capital improvements or other expenditures will have to be made in order to continue such insurance has been received with respect to any such policy.

SECTION 3.14             Properties.

(a)           Section 3.14 of the Company Disclosure Schedule contains a list of all (i) material real properties (by location) owned by the Company or any of its subsidiaries as of the date hereof (the “Owned Real Property”) and (ii) material leases, subleases, licenses or other agreements for interests in real properties leased, subleased, licensed, occupied or operated by the Company or of its subsidiaries as of the date hereof with total base rental obligations greater than $200,000 for the fiscal year 2018 (the “Real Property Leases”, and the interests granted to the Company or its subsidiaries thereby, the “Leased Real Property”, and the Leased Real Property and the Owned Real Property collectively, the “Real Property”).  True and correct copies of all the material Real Property Leases have been made available to Parent, except for the failure to make available the terms of any Real Property Leases as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole.  The Company or a subsidiary of the Company owns and has good and marketable title to all material Owned Real Property and holds a valid leasehold estate in all material Leased Real Property pursuant to legally binding, enforceable rights, which are in full force and effect, in each case, free and clear of all Liens, except Permitted Liens.

(b)           Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, (i) no condemnation, requisition or taking by any public authority has been threatened in writing or contemplated, and neither the Company nor any subsidiary has received any written notice of any such condemnation, requisition or taking by a Governmental Entity with respect to the Owned Real Property; (ii) none of the Company nor any of its subsidiaries nor, to the knowledge of the Company, each other party thereto, is in default or breach of any Real Property Lease beyond any applicable notice and cure period, and no event has occurred and is continuing which, with notice, lapse of time or both, would constitute a default or breach of any Real Property Lease by any of the Company or its subsidiaries; (iii) with respect to the Owned Real Property, to the knowledge of the Company, there are no outstanding options or rights of first refusal granted by the Company or any of its subsidiaries to purchase any such Owned Real Property, any portion thereof or interest therein; and (iv) the buildings, improvements and fixtures on the Real Property are in good operating condition and repair and structurally sound (ordinary wear and tear excepted), and sufficient for the operation of the businesses of the Company and its subsidiaries consistent with past practices.  Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, each parcel of Real Property is suitable for its current uses and can be used by Parent and the Surviving Corporation after Closing in the manner currently operated by the Company and its subsidiaries without violating any Real Property Lease, any Law or private restriction.

(c)           Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, the Company or a subsidiary of the Company owns and has good and marketable title to, or holds a valid leasehold estate in all items of personal property owned, leased, subleased or otherwise lawfully used by the Company and its subsidiaries pursuant to legally binding, enforceable rights, which are in full force and effect, in each case, free and clear of all Liens, except Permitted Liens.  Except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, the personal property owned or leased by the Company and its subsidiaries is, taking into account in each case the design, age, prior use and locale of such personal property, in good operating condition and repair adequate for purposes for which the Company and its subsidiaries currently use such personal property, subject to continued repair and replacement generally in accordance with past practice and normal wear and tear.

SECTION 3.15             Tax Matters.

(a)           The Company and each of its subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns (as defined below) required to be filed by any of them and all such Tax Returns are true, complete and accurate in all material respects; (B) have duly and timely paid all material Taxes (as defined below) that are required to be paid (whether or not shown as due on any Tax Return), except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP in the financial statements contained in the SEC Reports; and (C) have not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than as a result of obtaining an extension of time within which to file a Tax Return).

(b)           The financial statements contained in the SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.  To the knowledge of the Company, the Taxes payable by the Company and the subsidiaries of the Company since the date of the financial statements contained in the last SEC Reports through the Closing Date with respect to all taxable periods and portions thereof through the Closing Date will not materially exceed such reserve as adjusted through the Closing Date for the passage of time and ordinary course business operations of the Company and its subsidiaries.

(c)           There are no pending material Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries, and no such material audits, investigations or proceedings have been threatened in writing.

(d)           There are no material Liens on any of the assets of the Company or any subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP.

(e)           Neither the Company nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f)            Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than those contained in commercial agreements or contracts not primarily related to Tax and entered into in the ordinary course of business or any agreement among or between only the Company and/or any of its subsidiaries) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(g)           Within the past six (6) years, no claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file a type of Tax Return that the Company or any subsidiary is or may be subject to material amounts of taxation by, or is required to file any material Tax Return in, that jurisdiction.

(h)           No closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into or issued by any Tax authority with respect to the Company or any subsidiary.

(i)            All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each subsidiary of the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax authority.

(j)            Neither the Company nor any subsidiary of the Company will be required to include material amounts in income, or exclude material items of deduction, in a taxable period ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received outside the ordinary course of business, prior to the Closing Date, (iv) any intercompany transactions occurring prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code that exists as of the Closing Date, (v) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing Date, (vi) an election under Section 108(i) of the Code or (vii) an election under Section 965(h) of the Code.

(k)           Neither the Company nor any subsidiary of the Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)            For purposes of this Agreement:

(i)            “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severance, stamp, payroll, sales, ad valorem, employment, unemployment, disability, use, property, withholding, transfer, excise, license, production, value added, alternative or add on minimum, occupancy and other taxes, customs, duties, governmental fees, escheats, or assessments or charges of any nature whatsoever imposed by any Governmental Entity, including as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions; and

(ii)           “Tax Return” means all returns and reports or similar statements (including elections, declarations, disclosures, schedules, claim for refund, amended returns, estimates and information returns and any attached schedules) filed or required to be filed with respect to any Tax.

SECTION 3.16             Intellectual Property.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in Section 3.16(a) of the Company Disclosure Schedule, (i) the Company and its subsidiaries exclusively own all of their Intellectual Property registrations and applications and all of their material unregistered proprietary Intellectual Property, free and clear of all Liens except Permitted Liens, (ii) (x) the Company’s use and exploitation of such Intellectual Property in connection with the operation of the business of the Company and its subsidiaries has not and does not, infringe, dilute or misappropriate the Intellectual Property (other than patents) and, to the knowledge of the Company, patents of any third party, and (y) and to the knowledge of the Company, the Company’s and its subsidiaries’ material Intellectual Property is not being infringed, diluted or misappropriated by any third party, (iii) the Company and its subsidiaries take reasonable actions to protect and maintain their trade secrets and confidential information, (iv) all Intellectual Property registrations and applications owned by the Company and its subsidiaries are subsisting and unexpired and, and to the knowledge of the Company, are valid and enforceable, (v) neither the Company nor any of its subsidiaries is a party to any Proceeding and no Proceeding is pending or, to the knowledge of the Company, threatened in writing (including “cease and desist” letters and invitations to take a patent license) against the Company or any of its subsidiaries, in each case, that challenges the validity, enforceability or ownership of, their Intellectual Property (other than the review of pending patent and trademark applications by applicable Governmental Entities) or alleges that the Company or its subsidiaries have infringed, diluted or misappropriated the Intellectual Property of any third party, and (vi) the Company and its subsidiaries have not provided any Person other than authorized employees any material proprietary source code of the Company or its subsidiaries or the current or contingent right to access or possess same, other than in the ordinary course of business and pursuant to binding obligations of confidentiality.

(b)           Section 3.16(b) of the Company Disclosure Schedule identifies as of the date of this Agreement, a complete list of all material Intellectual Property registrations and applications owned by the Company or its subsidiaries, indicating for each applicable item the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction.

(c)           Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have taken reasonable steps to maintain (i) the confidentiality of or otherwise protect and enforce their rights in all Intellectual Property owned by them, and to protect and preserve through the use of customary nondisclosure agreements the confidentiality of all confidential information that is owned or held by the Company and its subsidiaries and used in the conduct of the business and (ii) the security, continuous operation, and integrity of the websites, networks, Software and any other information technology systems (and any data stored or contained therein or transmitted thereby) used or held for use in the Company’s business, and there have been no security breaches or unauthorized access to or use of any of same.

(d)           To the knowledge of the Company, (i) each of the Company and its subsidiaries is in material compliance with all applicable Laws relating to privacy, data protection, and the collection and use of personal information (if any) collected, used, or held for use by, each of the Company and its subsidiaries and (ii) no claims have been asserted or threatened in writing against the Company or its subsidiaries alleging a violation of any Person’s privacy or personal information or data rights.

SECTION 3.17             Environmental Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its subsidiaries is, and has been for the past three (3) years, in compliance with all applicable Environmental Laws, (ii) the Company and its subsidiaries have, and are and for the past three (3) years have been in compliance with, all Permits, authorizations and approvals required under any applicable Environmental Laws (“Environmental Permits”), and there is no pending, or to the knowledge of the Company, threatened, legal or administrative challenge to, or proposed termination or adverse modification of, any such Environmental Permit, or unresolved claim which alleges that the Company or any of its subsidiaries lacks an Environmental Permit required for the lawful operation of their facilities, (iii) there are no pending or, to the knowledge of the Company, threatened, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, or proceedings relating to any Environmental Law against the Company or any of its subsidiaries, (iv) there is no contamination relating to any property or facility currently owned or operated by any of the Company and its subsidiaries, or to the knowledge of the Company, relating to any other location, that would reasonably be expected to result in liability under any Environmental Law, and (v) none of the disposal sites utilized by, or properties owned or operated by, the Company or its subsidiaries, currently or, to the knowledge of the Company historically, is on the National Priorities List under the U.S. Comprehensive Environmental Response Compensation and Liability Act, which would reasonably be expected to create environmental liability for the Company and its subsidiaries.

(b)           For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” means Laws relating to the protection of the environment or natural resources or human exposure to Hazardous Materials or noxious odors, the transport or release or threatened release of Hazardous Materials, greenhouse gas emissions, or the handling of solid waste.

“Hazardous Materials” means any substance, material or waste that is regulated under applicable Environmental Law, including those defined as hazardous or toxic, or as a contaminant, pollutant or solid waste, or other term of similar import, and including asbestos, polychlorinated biphenyls, petroleum or petroleum products.

SECTION 3.18             Opinion of Financial Advisor.  UBS Securities LLC (the “Financial Advisor”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, and subject to the assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than the holders of the Cancelled Shares, Subsidiary Shares or the Dissenting Shares), a copy of which opinion will be delivered Parent solely for informational purposes promptly following receipt thereof by the Company.

SECTION 3.19             Brokers.  No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company, any of its subsidiaries or any of their respective officers, directors or employees.  Prior to the execution of this Agreement, the Company has made available to Parent a copy of all Contracts pursuant to which the Financial Advisor is entitled to any fees and expenses from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement (which Contracts may be redacted with respect to terms that do not relate to the transactions contemplated by this Agreement and do not relate to any fees or expenses that are or may become payable by the Company).

SECTION 3.20             Information in the Proxy Statement.  The Proxy Statement (and any amendment thereof or supplement thereto), at the date disseminated to the Company’s stockholders and at the time of the Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

SECTION 3.21             Related Party Transactions.  As of the date of this Agreement, except as set forth in the SEC Reports filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any of its subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Shares or any director, officer, or Affiliate of the Company or any of its subsidiaries, or to any relative of any of the foregoing, except for Company Plans and Collective Bargaining Agreements.

SECTION 3.22             Takeover Statutes.  Assuming the accuracy of the representations and warranties by Parent and Merger Sub in Section 4.8, as of the date of this Agreement, the Company Board has taken all appropriate action so that the restrictions contained in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under any Laws applicable to the Company or any of its subsidiaries is applicable to this Agreement, the Merger, the Voting and Support Agreement or the transactions contemplated hereby and the Voting and Support Agreement.

SECTION 3.23             Company Requisite Vote.  The Company Requisite Vote is the only vote of holders of securities of the Company that are required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby under the DGCL, the Certificate of Incorporation, the Bylaws and the rules and regulations of the New York Stock Exchange.  All issued and outstanding shares of Common Stock are entitled to vote.

SECTION 3.24             Rights Plan.  Neither the Company nor any of its subsidiaries has adopted a stockholder rights plan or “poison pill.”

SECTION 3.25             No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in the Data Room or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth in the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:

SECTION 4.1               Organization.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.  Parent has made available to the Company prior to the date of this Agreement a complete and correct copy of the certificate of incorporation and bylaws of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

SECTION 4.2               Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate or other action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and

Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Parent and Merger Sub and immediately following execution and delivery of this Agreement, Parent will approve and adopt this Agreement and the transactions contemplated hereby in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, and no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.3               No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings, notifications and other actions described in such clauses have been made or taken (and any waiting periods thereunder have terminated or expired), conflict with or violate any Law applicable to Parent, Merger Sub or any of their respective subsidiaries or by which any of Parent’s or Merger Sub’s or their respective subsidiaries’ assets, rights or properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit to which Parent, Merger Sub or any of their subsidiaries are entitled under, give rise to any right of termination, cancellation, amendment or acceleration of, require notice of consent under, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets, rights or properties of Parent, Merger Sub or any of their respective subsidiaries pursuant to, any Contract to which Parent, Merger Sub, or any of their respective subsidiaries is a party or by which Parent, Merger Sub or any of their subsidiaries or its or their respective assets, rights or properties are bound, except in the case of clauses (ii) and (iii), for any such conflict, violation, Lien, breach, default, loss, right or other occurrence which would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement by Parent or Merger Sub.

(b)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any Governmental Filings, except for (i) applicable filings under, or compliance with other applicable requirements, of, the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” Laws, (ii) the filing of a premerger “Notification and Report Form” by Parent and Merger Sub under the HSR Act and compliance with all other requirements thereunder, (iii) applicable filings under, or compliance with other applicable requirements of the New York Stock Exchange, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, Permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.4               Absence of Litigation.  As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective subsidiaries, other than any such Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub.  As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective assets, rights or properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby by Parent or Merger Sub.

SECTION 4.5               Operations and Ownership of Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent or a direct or indirect subsidiary of Parent.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incidental to its formation and those in furtherance of the Merger and the other transactions contemplated by this Agreement.

SECTION 4.6               Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub for which the Company could have any liability in a circumstance where the Merger is not consummated.

SECTION 4.7               Funding.  Parent will have, at the Closing, access to sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to consummate the transactions contemplated by this Agreement, including payment of the aggregate Per Share Merger Consideration and all other required payments payable in connection with the transactions contemplated hereby.  Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Financing for or related to any of the transactions contemplated hereby.

SECTION 4.8               Ownership of Shares.  Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

SECTION 4.9               Information in the Proxy Statement.  The information supplied by Parent and Merger Sub in writing expressly for inclusion in the Proxy Statement (and any amendment thereof or supplement thereto), if any, at the date disseminated to the Company’s stockholders and at the time of the Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company for inclusion in the Proxy Statement.

SECTION 4.10             Agreements with Company Stockholders, Directors, Officers and Employees.  As of the date of this Agreement, neither Parent, Merger Sub nor any of their respective subsidiaries is a party to any Contract, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any beneficial owner of more than five percent (5%) of the outstanding Common Stock, pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any such holder agrees to vote to adopt this Agreement or approve the Merger or with any director or officer of the Company or any of its subsidiaries that in any way relates to this Agreement, the transactions contemplated by this Agreement or the post-Closing operation of the Surviving Corporation, other than the Voting and Support Agreement.

SECTION 4.11             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article IV, the Company acknowledges that neither Parent nor Merger Sub, nor any other Person on behalf of Parent or Merger Sub, makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.  Parent and Merger Sub entered into this Agreement based upon their own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1               Conduct of Business of the Company Pending the Merger.  During the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Laws, or unless otherwise consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed, except with respect to clauses (i), (iii), (iv), (viii), (xviii), (xix), and (xx) and, solely to the extent relating to any of the foregoing clauses, (xxi), in each case, for which consent may be withheld in Parent’s sole discretion), (a) the Company shall, and shall cause each of its subsidiaries to, conduct the business of the Company and its subsidiaries in the ordinary course of business, (b) the Company shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries and to preserve its material assets, rights and properties in good repair and condition, to keep available the services of its directors, officers and employees, and to maintain its existing relationships and goodwill with customers, suppliers, lenders, licensors, licensees, distributors or others having business dealing with the Company and its subsidiaries and (c) without limiting the foregoing, the Company shall not, and shall cause each of its subsidiaries not to:

(i)            amend or otherwise change its Certificate of Incorporation or Bylaws or other applicable governing instruments;

(ii)           (A) make any acquisition of (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in any interest in, any assets or any Person (other than wholly owned subsidiaries of the Company), in each case, except for (x) purchases of inventory or other assets in the ordinary course of business consistent with past practice or (y) acquisitions of or investments in a third party Person that do not exceed $15,000,000 in the aggregate in purchase price and assumed liabilities, but, the case of clause (y), only after reasonable consultation with Parent and in a transaction that will not require a competition or other regulatory filing with any Governmental Entity or (B) acquire or license any material Intellectual Property from any third party, except in the ordinary course of business consistent with past practice;

(iii)          issue, deliver, sell, pledge, dispose of, grant, award or encumber (or authorize the issuance, delivery, sale, pledge, disposition of, grant, award or encumbrance), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock, stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except (A) for the issuance of shares of Common Stock upon the exercise of Options outstanding as of the date hereof, (B) in connection with the vesting or settlement of Restricted Shares, PSUs or RSUs, as applicable, outstanding as of the date hereof, in each case, in accordance with the terms of the applicable Company Stock Plan and award agreement or (C) for any issuance, sale or disposition to the Company or a wholly owned subsidiary of the Company by any subsidiary of the Company), or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iv)          reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (A) for the acquisition of shares of Common Stock tendered by directors or employees in connection with a cashless exercise of Options outstanding as of the date hereof or in order to pay Taxes in connection with the exercise of Options outstanding as of the date hereof or (B) shares of Common Stock withheld in order to pay Taxes in connection with the vesting or settlement of any Restricted Shares, PSUs or RSUs outstanding as of the date hereof), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(v)           create or incur any Lien that would be material in scope and amount to the Company and its subsidiaries taken as a whole, other than Permitted Liens or Liens securing indebtedness permitted pursuant to clause (xii) below;

(vi)          make any loans or advances to any Person in excess of $100,000 in the aggregate (other than (A) to the Company or any of its wholly owned subsidiaries or (B) customary relocation or business expenses to employees of the Company and its subsidiaries in the ordinary course);

(vii)         (A) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any material assets (including any Real Property) or any corporation, partnership or other business organization or division thereof that is material to the business or financial condition of the Company or any of its subsidiaries (taken as a whole) or (B) sublicense, transfer, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain or otherwise dispose of any right, title or interest of the Company or any of its subsidiaries in any material Intellectual Property, in each case of (A) and (B), other than (x) in the ordinary course of business consistent with past practice or pursuant to Contracts in effect as of the date hereof (which Contracts have been made available to Parent), or (y) to the Company or any of its wholly owned subsidiaries;

(viii)        declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or a wholly owned subsidiary of the Company);

(ix)          commit, make or authorize any capital expenditures (including any capital leases and any landfill construction, development or remediation), except any capital expenditures (A) as set forth in the budget set forth in Section 5.1 of the Company Disclosure Schedule, (B) for the acquisition of new equipment, trucks, containers or landfill compactors in the ordinary course of business and consistent with past practice or (C) with respect to bids awarded to or acquired by the Company or any of its subsidiaries that have not been serviced as of the date hereof or are awarded or acquired by the Company or any of its subsidiaries after the date hereof or (D) less than $15,000,000 in the aggregate;

(x)           other than in the ordinary course of business or as required by Law, extend, modify or fail to perform the terms of any Material Contract in any material respect or terminate or fail to renew any Material Contract (provided, that the Company shall not renew any Real Property Lease for a duration of more than the current term as of the date of such renewal (or for more than three (3) years in the case of any Real Property Lease that has a current term of more than three (3) years);

(xi)          enter into any Contract that (A) would have been a Material Contract had it been entered into prior to the date of this Agreement, other than any Contract entered into in the ordinary course of business which would constitute a Material Contract under Section 3.8(a)(xiv), or (B) is related to the sale, transfer, grant or license of any rights in landfill gas and related assets;

(xii)         except for (A) borrowings under the Company’s and its subsidiaries’ credit facilities listed on Section 5.1(xii) of the Company Disclosure

Schedule (the “Existing Facilities”), (B) intercompany loans between the Company and any of its wholly owned subsidiaries or between any wholly owned subsidiaries and (C) subject to Section 5.1(c)(ix), capitalized leases entered into in the ordinary course of business, incur indebtedness for borrowed money in excess of $10,000,000 in the aggregate, or modify in any material respect in a manner adverse to the Company the terms of any such indebtedness for borrowed money, or assume or guarantee the obligations of any Person, other than (x) guarantees by the Company of indebtedness of subsidiaries of the Company incurred in compliance with this Section 5.1 by the Company, or (y) any commodity, currency, sale or hedging agreements which can be terminated on or sold with 90 days’ or less notice, without penalty (which, for the avoidance of doubt, shall not include customary settlement costs), entered into in the ordinary course of business for bona fide risk mitigation purposes and not for speculative purposes;

(xiii)        other than as required by applicable Law, as required pursuant to the terms of any Company Plan, JV Plan, or Collective Bargaining Agreement in effect on the date hereof: (A) (x) amend, renew, or terminate (or communicate any intention to take such action) any material Company Plan or (y) establish, adopt, or enter into any compensation or benefit agreement, plan or arrangement that would be a material Company Plan if it were in existence as of the date of this Agreement, in either case, other than amending, renewing, terminating, establishing, adopting, or entering into arrangements that are not otherwise prohibited under sub-clauses (B), (C), (D), or (E) of this Section 5.1(c)(xiii) and that are in the ordinary course of business consistent with past practice and do not result in a material increase in benefits or administrative costs, (B) increase the benefits or compensation (or incentive compensation opportunity) provided to any Service Provider, other than increases to salary and wages (by not more than three percent (3%) in the aggregate) or broad-based benefits for employees who are not Senior Employees in the ordinary course of business consistent with past practice that do not result in a material increase in benefits or administrative costs, (C) pay any annual bonus or annual incentive compensation in excess of the amount earned based on actual performance in accordance with the applicable Company Plan, (D) grant any new equity or long-term incentive award, amend the terms of outstanding equity or long-term incentive awards or discretionarily accelerate the vesting or payment of any equity or long-term incentive award, (E) grant or pay any severance or termination pay or benefits, (F) take any action to fund or secure the payment of any amounts under any Company Plan, (G) change any assumptions used to calculate funding or contribution obligations under any Company Plan, or increase or accelerate the funding rate in respect of any Company Plan, other than as required by GAAP, (H) hire or engage the services of any individual who would be, or terminate the services (other than for cause) of, a Senior Employee other than to replace a former employee, (I) loan or advance any money or other property to any Service Provider, other than any such loans or advance made to a Service Provider who is not a Senior Employee in the ordinary course of business and consistent with past practice, or (J) take any action that would be reasonably likely to result in a complete or partial withdrawal under any Multiemployer Plan;

(xiv)        other than as required by applicable Law or GAAP (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)), (A) file any amended U.S. federal income or other material Tax Return, (B) make any material change to any method of financial or Tax accounting (or accounting principles in connection therewith), (C) make or change any material Tax election, (D) surrender any material claim for a refund of Taxes, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its subsidiaries (other than pursuant to an extension of time to file a Tax Return) or (F) enter into any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than commercial agreements or contracts not primarily related to Tax and entered into in the ordinary course of business or any agreement among or between only the Company and/or any of its subsidiaries) which would be considered material to the Company and its subsidiaries taken as a whole;

(xv)         other than as required by applicable Law, recognize any new union or other labor organization as the representative of any of the employees of the Company or its subsidiaries, or enter into any new or amended Collective Bargaining Agreement;

(xvi)        announce, implement or effect any reduction in force, layoff or other program resulting in the termination of employees, in each case, that would trigger the WARN Act;

(xvii)       other than with respect to Transaction Litigation, which is addressed in Section 6.11, and subject to Section 6.6(a), pay, discharge, settle or satisfy any material litigation, arbitration, Proceeding, investigation, order, claim, liability or obligation, other than (A) settlements involving (x) payments by the Company or any of its subsidiaries of not more than $10,000,000 in the aggregate (net of insurance proceeds) and which do not involve any material limitations on the future business or operations of the Company and its subsidiaries taken as a whole that are reasonably expected to continue following the Closing and (y) third party indemnification recoveries payable to the Company or any of its subsidiaries in connection with such settlement, or (B) with respect to Transaction Litigation, which is addressed in Section 6.11;

(xviii)      fail to renew or maintain existing insurance policies as of the date hereof or comparable replacement policies covering the Company and its subsidiaries and their respective properties, assets and businesses, other than in the ordinary course of business consistent with past practice;

(xix)        adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging Parent or Merger Sub from acquiring control of the Company pursuant to this Agreement;

(xx)         except as requested by Parent pursuant to Section 6.15, issue any notice of redemption or take any other action which would cause the redemption or other repayment of the Company Notes; or

(xxi)        agree, authorize or commit to do any of the foregoing actions described in Section 5.1(i) through Section 5.1(xx).

SECTION 5.2               No Control of Company’s Business.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ businesses and operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.1               Acquisition Proposals.

(a)           Except as permitted by this Section 6.1 or Section 6.3, during the Pre-Closing Period, the Company shall not, and shall cause its subsidiaries and its and its subsidiaries’ directors, officers, and employees and the attorneys, investment bankers and other advisors or representatives (collectively, “Representatives”) of the Company and its subsidiaries not to, directly or indirectly, (i) initiate, solicit or knowingly induce or encourage or otherwise knowingly facilitate (including by providing information) any inquiries with respect to, or the making of, any Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential or non-public information or data to, any Person for the purpose of encouraging or facilitating an Acquisition Proposal or any inquiry, offer or proposal that could reasonably be expected to lead to an Acquisition Proposal (provided that, notwithstanding the foregoing, the Company may (x) notify such Person of the existence of this Section 6.1, and (y) in response to a bona fide Acquisition Proposal after the date hereof that was not initiated, solicited, knowingly encouraged or facilitated in, and did not otherwise result from a, violation of this Section 6.1, contact such Person and its Representatives for the purpose of clarifying the material terms of any such Acquisition Proposal and the likelihood and timing of consummation thereof), (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar definitive agreement relating to any Acquisition Proposal (which, for the avoidance of doubt, shall not include an Acceptable Confidentiality Agreement), and the Company shall not resolve or agree to do any of the foregoing.  Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.1(a) by the Company.  The Company shall, shall cause each of its subsidiaries to, and shall instruct (and use its reasonable efforts to cause) its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal.  The Company also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and shall terminate access to data rooms furnished in connection therewith.  The Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing of the receipt of any Acquisition Proposal and any inquiries, proposals or offers, any requests for information, or any requests for discussions or negotiations with the Company or any of its Representatives, in each case in writing and relating to an Acquisition Proposal, which notice shall include a summary of the material terms and conditions of, and the identity of the Person making, such Acquisition Proposal, inquiry, proposal or offer, and copies of any such written requests, proposals or offers, including proposed agreements, and thereafter shall (i) keep Parent reasonably informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any changes, developments, discussions or negotiations), of any material developments regarding any Acquisition Proposals or any material change to the terms and status of any such Acquisition Proposal and (ii) provide to Parent as soon as practicable (and in any event within 48 hours) after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its subsidiaries from any person that describes any of the terms or conditions of any Acquisition Proposal.  The Company agrees that neither it nor any of its subsidiaries shall terminate, waive, amend, release or modify any provision of any existing standstill or similar agreement to which it or one of its subsidiaries is a party, except that prior to, but not after, obtaining the Company Requisite Vote, if after consultation with, and taking into account the advice of, outside legal counsel, the Company Board determines that the failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis, to the Company Board, an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall prevent the Company or the Company Board from:

(i)            taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer, in each case, to the extent legally required) or from making any other disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal if the Company Board determines in good faith that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law (provided, that neither the Company nor the Company Board may recommend any Acquisition Proposal unless expressly permitted by Section 6.1(c) or Section 6.3, and provided, further, that any such disclosure that has the substantive effect of withdrawing or adversely modifying the Recommendation shall be deemed to be a Change of Recommendation and any such disclosure that relates to an Acquisition Proposal, shall be deemed to be a Change of Recommendation unless the Company in connection with such disclosure publicly and expressly reaffirms the Recommendation); provided, further, that the issuance by the Company or the Company Board of a “stop, look and listen” communication as contemplated by Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) in which the Company provides only a factually accurate public statement that the Company has received an

Acquisition Proposal and states that the Company Board has not changed the Recommendation shall not constitute a Change of Recommendation;

(ii)           prior to, but not after, obtaining the Company Requisite Vote, providing access to its properties, books and records and providing any information or data in response to a request therefor by a Person or group who has made a bona fide Acquisition Proposal that was made after the date hereof and was not initiated, solicited, or knowingly encouraged or facilitated in violation of Section 6.1, if the Company Board (A) shall have determined in good faith, after consultation with, and taking into account the advice of, its outside legal counsel and Financial Advisor, that such Acquisition Proposal could reasonably be expected to constitute or result in a Superior Proposal, (B) shall have determined in good faith, after consultation with, and taking into account the advice of, its outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and (C) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided, that any such access, information or data has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time such access, information or data is provided to such Person or group;

(iii)          prior to, but not after, obtaining the Company Requisite Vote, engaging in any negotiations or discussions with any Person and its Representatives who has made a bona fide Acquisition Proposal that was made after the date hereof and was not initiated, solicited, or knowingly encouraged or facilitated in violation of Section 6.1 or any other violation of this Agreement, if the Company Board shall have determined in good faith, after consultation with, and taking into account the advice of, its outside legal counsel and Financial Advisor, that (A) such Acquisition Proposal could reasonably be expected to constitute or result in a Superior Proposal and (B) the failure to engage in any such negotiations or discussions would be inconsistent with its fiduciary duties under applicable Law; or

(iv)          prior to, but not after, obtaining the Company Requisite Vote, making a Change of Recommendation (but only if permitted by Section 6.1(c) or Section 6.3).

(c)           Notwithstanding anything in this Agreement to the contrary, if, at any time prior to, but not after, obtaining the Company Requisite Vote, the Company Board determines in good faith, after consultation with, and taking into account the advice of, its Financial Advisor and outside legal counsel, in response to a bona fide Acquisition Proposal that was made after the date hereof and was not initiated, solicited, or knowingly encouraged or facilitated in violation of Section 6.1 and such Acquisition Proposal constitutes a Superior Proposal (taking into account any adjustment to the terms and conditions of this Agreement committed to by Parent and Merger Sub in response to such Acquisition Proposal) and the failure to take the action in sub-clause (i) or (ii) below would be inconsistent with its fiduciary duties under applicable Law, the Company or the Company Board may (and may resolve or agree to) (i) terminate this Agreement pursuant to Section 8.1(d)(ii) and enter into a definitive agreement with respect to such Superior Proposal or (ii) effect a Change of Recommendation in accordance with clause (x)(A) of Section 6.3; provided, however, that, if the Company terminates the

Agreement pursuant to Section 8.1(d)(ii), the Company pays to Parent the Company Termination Fee required to be paid pursuant to Section 8.2(b)(i) concurrently with or prior to such termination; provided, further, that the Company will not be entitled to enter into such definitive agreement and to terminate this Agreement in accordance with Section 8.1(d)(ii) or effect a Change of Recommendation pursuant to clause (x) of Section 6.3 unless (x) the Company delivers to Parent a written notice (a “Company Notice”), advising Parent that the Company Board proposes to take such action and containing a summary of the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the party making such Superior Proposal and copies of any written proposals or offers, including proposed agreements) and (y) at or after 11:59 p.m., Eastern time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 11:59 p.m., Eastern time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Company Board reaffirms in good faith (after consultation with, and taking into account the advice of, its outside legal counsel and Financial Advisor and taking into account any adjustment to the terms and conditions of this Agreement committed to by Parent during the Notice Period) that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to take such action would be inconsistent with Company Board’s fiduciary duties under applicable Law.  If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives regarding any bona fide adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.  The Company agrees to notify Parent promptly if it determines during such Notice Period not to terminate this Agreement and enter into the definitive agreement referred to in the Company Notice.  Any amendment to the financial terms or any other material amendment to the terms and conditions of a proposed agreement relating to a Superior Proposal will be deemed to be a new proposal or proposed agreement relating to a Superior Proposal for purposes of this Section 6.1(c) requiring a new Company Notice and an additional Notice Period; provided, however, that each such additional Notice Period after the initial four (4) Business Day Notice Period shall expire at 11:59 p.m., Eastern time, on the second (2nd) Business Day immediately following the day on which the Company delivers such new Company Notice (it being understood that no such new Company Notice shall reduce the initial Notice Period to less than four (4) Business Days).

(d)           For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)            “Acquisition Proposal” means any proposal or offer (including a tender offer or exchange offer) from any Person or group of Persons (other than Parent or Merger Sub) relating to (A) any merger, consolidation, dissolution, liquidation, recapitalization, reorganization, spin off, share exchange, business combination, purchase, or similar transaction with respect to the Company or any of its subsidiaries or (B) (x) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 15% or more of the total voting power of the equity securities of the Company, or (y) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 15% or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

(ii)           “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “15% or more” in the definition of Acquisition Proposal being deemed to reference “more than 50%”) that the Company Board in good faith, after consultation with, and taking into account the advice of, the Company’s Financial Advisor and outside legal counsel, determines (i) would, if consummated, result in a transaction more favorable from a financial point of view to the stockholders of the Company than the Merger taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects and risks and timing of consummation, and any changes to the terms of this Agreement committed to by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c) and (ii) is reasonably capable of being completed on the terms proposed.

SECTION 6.2               Proxy Statement.  The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 20 Business Days after the date of this Agreement, a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”).  Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement and any amendments or supplements thereto.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it and its subsidiaries as required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement (or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement) and provide such other assistance as may be reasonably requested by the Company.  The Company shall use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof.  Each Party covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Company shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.  If at any time prior to the Stockholders Meeting any information relating to Parent, Merger Sub or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent, Merger Sub or the Company, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and, to the extent required by applicable Law, the Company shall promptly file with the SEC and disseminate to the stockholders of the Company an appropriate amendment or supplement describing such information. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and consider in good faith such comments proposed by Parent for inclusion therein.  Unless the Company Board has made a Change of Recommendation in accordance with Section 6.3, the Recommendation shall be included in the Proxy Statement.

SECTION 6.3               Stockholders Meeting.  The Company, acting through the Company Board (or a committee thereof), shall as soon as reasonably practicable following the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC has no further comments thereon, duly call, give notice of, convene and hold a meeting of its stockholders to be held no more than 50 days thereafter for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”) and shall not postpone, recess or adjourn such meeting; provided, that the Company may postpone, recess or adjourn such meeting (i) if on the date on which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), the Company has not received proxies representing a sufficient number of Shares to obtain the Company Requisite Vote or there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting; or (ii) if the failure to postpone, recess or adjourn the Stockholders Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required amendment or supplement to the Proxy Statement to be timely provided to the holders of Shares; provided, further, that the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to this proviso to a date that is more than 30 days after the date on which the Stockholders Meeting was originally scheduled without the prior written consent of Parent.  The Company, acting through the Company Board (or a committee thereof), shall (a) subject to Section 6.1(c), include in the Proxy Statement the Recommendation, (b) include the written opinion of the Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock (other than the holders of Cancelled Shares, Subsidiary Shares and Dissenting Shares), and (c) subject to Section 6.1(c), use its reasonable best efforts to obtain the Company Requisite Vote, including to solicit proxies necessary to obtain the Company Requisite Vote; provided that, notwithstanding anything to the contrary contained in this Agreement, the Company Board may fail to include the Recommendation in the Proxy Statement or withdraw, modify, qualify in any manner adverse to Parent, or change the Recommendation, or formally resolve to effect or publicly announce an intention to effect any of the foregoing (a “Change of Recommendation”), if (x) (A) a bona fide Acquisition Proposal that was made after the date hereof and was not initiated, solicited, knowingly encouraged or facilitated in violation of Section 6.1 is made to the Company and is not withdrawn and the Company Board determines in good faith, after consultation with, and taking into account the advice of, its Financial Advisor and outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or (B) there exists any Intervening Event, (y) the Company Board shall have determined in good faith, after consultation with, and taking into account the advice of, outside legal counsel to the Company, that the failure of the Company

Board to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law and (z) (A) if such Change of Recommendation is made in response to an Acquisition Proposal, the Company complies with the provisions of Section 6.1(c) or (B) if such Change of Recommendation is made in response to an Intervening Event, the Company (x) delivers to Parent a written notice informing Parent that the Company Board proposes to take such action and the basis of the proposed action (including a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action) no less than four (4) Business Days before taking such action and (y) during such four (4) Business Day period, if requested by Parent, engages in good faith negotiations with Parent and its Representatives regarding any adjustments in the terms and conditions of this Agreement proposed by Parent so that such event, development, circumstance, change, effect, condition or occurrence would cease to warrant a Change of Recommendation.  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, if subsequent to the date of this Agreement the Company Board makes a Change of Recommendation, the Company nevertheless shall submit this Agreement to the holders of Shares for approval and adoption at the Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

SECTION 6.4               Further Action; Efforts.

(a)           Subject to the terms and conditions of this Agreement, including Section 6.4(d), Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement.  Each Party agrees to, as promptly as reasonably practicable and advisable, and in any event no later than fifteen (15) Business Days after the date of this Agreement, make appropriate filings of Notification and Report Forms pursuant to the HSR Act.  Each Party will cooperate with the other Party and use its respective reasonable best efforts to, as promptly as practicable and advisable, prepare and submit all other filings, information updates and other presentations required for any other regulatory approval, exemption, change of ownership approval, or other authorization or consent from, any Governmental Entity or third party in each case that are set forth on Schedule 6.4(a) or are otherwise required in connection with the Merger or any of the transactions contemplated by this Agreement, and to assist and cooperate with the other Party in connection with the foregoing.

(b)           Subject to Sections 6.4(d) and 6.4(e), each of Parent, on the one hand, and the Company, on the other hand, shall (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other Party and/or its counsel reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity, and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other Party and/or its counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other

Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent not prohibited by the DOJ, the FTC or such other Governmental Entity or other person, give the other Party and/or its counsel the opportunity to attend and participate in any substantive meeting, discussion or teleconference.  Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(b) as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.  Each of Parent and the Company shall notify the other reasonably promptly upon the receipt of (i) any material communication from any official of any Governmental Entity in connection with any filing made pursuant to this Agreement, (ii) knowledge of the commencement or threat of commencement of any suits, claims, actions, proceedings, arbitrations, mediations, consent decrees, audits or investigations (whether governmental, internal or otherwise) (“Actions”) by or before any Governmental Entity with respect to the Merger (and shall keep the other Party informed as to the status of any such Action or threat) and (iii) any request by any official of any Governmental Entity for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with applicable Law applicable to the Merger.  Notwithstanding anything to the contrary contained in this Section 6.4, materials provided pursuant to this Section 6.4(b) may be redacted to (x) remove references concerning the valuation of the Company and the transactions contemplated by this Agreement, (y) to the extent necessary to comply with contractual arrangements and (z) to the extent necessary to address reasonable privilege and confidentiality concerns.

(c)           Subject to Sections 6.4(d), in the event that any Action is commenced or threatened by a Governmental Entity or other persons challenging the Merger or the other transactions contemplated by this Agreement under Antitrust Law, (i) each of Parent and the Company shall reasonably cooperate with each other and (ii) Parent shall use its reasonable best efforts to contest, resist or resolve any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement so as to permit such consummation no later than the End Date (as such End Date may be extended in accordance with Section 8.1(c) hereof), and oppose any such Actions, whether judicial or administrative, against it in connection with the Merger or the other transactions contemplated by this Agreement.

(d)           In furtherance of the foregoing, Parent shall, and shall cause its subsidiaries to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, operations, properties, products, rights, licenses, services or businesses of Parent or its subsidiaries or the Company or its subsidiaries, or any interest therein, and (ii) otherwise take or commit to take any actions that would limit Parent’s or its subsidiaries’ or the Company’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, operations, properties, products, rights, licenses, services, businesses, of Parent or its subsidiaries or the Company or its subsidiaries, or any interest therein; provided, that Parent shall not be required or obligated to take or agree to take any of the foregoing actions if such actions would result in or account for, either individually or in the aggregate, a reduction of revenue (without duplication and net of intercompany revenues) in excess of $200,000,000 (for any rolling 12-month period ending the last full month prior to any date between the date hereof and the Closing Date) to Parent, the Company and their respective subsidiaries (taken as a whole, after giving effect to the Merger) if such actions had been taken at the beginning of any such rolling 12-month period; provided, further, that any such actions are conditioned upon the consummation of the Merger and the transactions contemplated by this Agreement and that the Company shall not be obligated to take any action with respect to the Company and its subsidiaries the effectiveness of which is not conditioned on the Closing occurring.

(e)           Notwithstanding anything in this Agreement to the contrary, Parent shall control the strategy for obtaining all consents, approvals, or waivers that may be sought from any Governmental Entity pursuant to this Section 6.4, including by directing the timing, nature, and substance of any filings, forms, statements, commitments, submissions and communications contemplated by or made in accordance with this Section 6.4, as well as the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Parent shall give the Company the opportunity to participate in such discussions, negotiations or other proceedings to the extent not prohibited by applicable Law.

(f)            At Parent’s request, the Company agrees to take all reasonable actions Parent requests and to cooperate with Parent in connection with obtaining any actions, consents, undertakings, approvals or waivers by or from any Governmental Entity for or in connection with, and reasonably cooperate with Parent in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company will, and will cause its subsidiaries to, (i) reasonably assist Parent in any sales process (including through facilitation of reasonable due diligence and granting any approvals that may be required under the Confidentiality Agreement) with potential purchasers of any of the Company’s or its subsidiaries’ businesses or other assets proposed by Parent to be subject to any such divestitures and (ii) enter into one or more agreements as requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that would limit the Company’s or its subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses or assets of the Company or any of its subsidiaries (each, a “Company Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Company Divestiture Action will be conditioned upon the Closing or satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions to Closing in a case where the Closing will occur immediately following consummation of such Company Divestiture Action.  The Company shall not, and shall not permit any of its Representatives to, make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent, decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.

SECTION 6.5               Notification of Certain Matters.  The Company and Parent shall each give prompt notice to the other Party of (a) any written notice or other written communication received from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any other Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any Proceeding commenced or, to the knowledge of the Company or Parent, respectively, is threatened which relates to the Merger or the other transactions contemplated hereby (in each case of sub-clauses (a) and (b) other than with respect to Antitrust Laws, which are the subject of Section 6.4) and (c) upon becoming aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which such Party has determined would or would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or (ii) limit the remedies available to the Party receiving such notification.

SECTION 6.6               Access to Information and Cooperation; Confidentiality.

(a)           From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and books and records (including personnel records), and shall furnish Parent with financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing and use commercially reasonable efforts to cooperate and make its officers, employees or authorized representatives reasonably available to provide additional information and access as may be reasonably requested by Parent.  Such access shall include (x) access after the date of the Stockholders Meeting as reasonably required for the preparation of non-invasive environmental assessments, (y) updates on a regular basis to Parent’s internal and external counsel regarding the Company’s material class-action litigations, including the status thereof, and any discharge or settlement proceedings, and the Company shall give Parent the opportunity to consult with the Company with respect to the defense of such litigations, and the Company shall not settle or agree to settle any such litigations in an aggregate amount for all such litigations in excess of $10,000,000 without prior consultation with Parent; provided, that Parent shall not have the right to consult with the Company to the extent any settlement terms include any pricing mechanism or other restriction on pricing, and (z) updates on a regular basis regarding the Company’s anticipated corrective actions relating to elevated temperature, slope stability and related odor concerns at any landfill sites owned or operated by the Company or any of its subsidiaries, and the Company shall give Parent the opportunity to consult with the Company with respect to such corrective actions and consider in good faith any reasonable corrective actions recommended by Parent.  Any such access shall be at reasonable times during normal business hours and under supervision of a designee of the Company, at the Company’s discretion.  Notwithstanding the foregoing, (i) any such access shall be in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries; (ii) neither the Company nor any of its subsidiaries shall be required to provide access where the Company determines in its reasonable judgment that such access would be reasonably likely to (A) result in the loss of the protection of any attorney-client or other privilege held by the Company or any of its subsidiaries, or contravene any Law, rule, regulation, order, judgment or (B) breach any binding agreement entered into prior to the date of this Agreement of the Company or any of its subsidiaries with any third party, provided that the Company shall have used commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of this clause (ii) would apply.  Parent shall indemnify and hold harmless the Company and its subsidiaries from and against any losses that may be incurred by any of them arising out of or related to the use, storage or handling of (x) any personally identifiable information relating to employees, providers or customers of the Company or any of its subsidiaries, and (y) any other information that is protected by applicable Law (including privacy Laws) and to which Parent or its Representatives are afforded access pursuant to the terms of this Agreement.

(b)           Each of Parent and Merger Sub will comply with the terms and conditions of the letter agreement, dated November 23, 2018, between the Company and Parent (the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives to hold and treat, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, that the execution of this Agreement by the Company shall constitute written consent by the Company and the Company Board pursuant to the Confidentiality Agreement to all actions by Parent, Merger Sub and their Representatives permitted or contemplated by this Agreement; provided, further, that the Company agrees that without any further action on its part any potential debt or equity financing source of Parent or Merger Sub (including the Financing Sources), in each case shall constitute “Representatives” of Parent for purposes of the Confidentiality Agreement (it being understood that notwithstanding anything in the Confidentiality Agreement to the contrary, Parent, Merger Sub and their respective Representatives may disclose any information to such prospective debt and equity financing sources, subject to receipt of customary confidentiality undertakings from such prospective debt and equity financing sources).

SECTION 6.7               Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.8               Publicity.  Following the execution of this Agreement, Parent and the Company shall issue an initial joint press release agreed upon by Parent and the Company regarding the Merger, and thereafter, during the Pre-Closing Period, neither the Company nor Parent shall issue any press releases or otherwise make public announcements with respect to the

Merger and the other transactions contemplated by this Agreement without the other Party’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) in each case, except as such release or announcement may be required by Law or by the rules or regulations of any United States securities exchange to which the relevant Party is subject, in which case such Party shall use reasonable efforts to consult with the other Party in advance of such release or announcement.  Notwithstanding anything to the contrary contained in this Agreement, the restrictions in this Section 6.8 shall not apply to any communication made by any Party regarding an Acquisition Proposal or a Change of Recommendation or in connection with any Proceeding in which the Parties are adverse to each other.  Notwithstanding the foregoing, (a) each Party may, without such consultation, make internal announcements to employees and make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC, so long as such statements are consistent in all respects with previous press releases, public disclosures or public statements made jointly by the Parties (or individually in accordance with this Section 6.8) and (b) each Party may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Parties hereto (or individually in accordance with this Section 6.8).

SECTION 6.9               Employees and Employee Benefits.

(a)           For a period beginning on the Closing Date and ending on the twelve-month anniversary of the Closing Date (or, if shorter, during an employee’s period of employment following the Closing Date), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries who is not represented by a labor organization and who continue to be employed by the Company or the Surviving Corporation or any subsidiary or Affiliate thereof (each a “Continuing Non-Union Employee”), (i) a base salary or wage rate that is no less than that provided to such Continuing Non-Union Employee by the Company or its subsidiaries immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than those provided to such Continuing Non-Union Employee by the Company or its subsidiaries immediately prior to the Effective Time, and (iii) all other compensation and benefits that are no less favorable in the aggregate than those provided to such Continuing Non-Union Employee by the Company or its subsidiaries immediately prior to the Effective Time.  Commencing as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and its subsidiaries and Affiliates to, honor in accordance with their terms, all Contracts, policies, plans and commitments of the Company and its subsidiaries as in effect immediately prior to the Effective Time that are applicable to any of their current or former employees and directors, including those annual incentive award terms set forth in Section 6.9(a) of the Company Disclosure Schedule.

(b)           Commencing as of the Effective Time, the Surviving Corporation and its subsidiaries shall, as required by Section 6.9(b) of the Company Disclosure Schedule, (i) observe the terms of each of their existing Collective Bargaining Agreements that govern the wages, hours and other terms and conditions of employment of employees of the Company or its subsidiaries who are covered by such Collective Bargaining Agreements and who continue to be employed by the Company or the Surviving Corporation or any subsidiary or Affiliate thereof

(the “Continuing Union-Represented Employees”) and (ii) honor their Collective Bargaining Agreements until their respective expiration, modification or amendment.

(c)           Parent and the Company hereby agree that the occurrence of the Closing shall constitute a “Change in Control” for purposes of all Company Plans and related trusts.

(d)           With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Continuing Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for benefit accruals under defined benefit pension plans or participation in frozen (whether as to new participants or benefit accruals) post-employment or retiree welfare benefits), service with the Company and its subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its subsidiaries, except to the extent such treatment will result in duplication of benefits.  With respect to each applicable Parent Plan, Parent shall, and shall cause the Surviving Corporation and its subsidiaries and Affiliates to, waive, or cause the insurance carrier to waive, all eligibility waiting periods and pre-existing condition limitations to the extent waived, met or not included under a corresponding Company Plan, and credit each Continuing Employee and any covered dependent for any co-payments and deductibles and use commercially reasonable efforts to credit out-of-pocket expenses paid by such Continuing Employee or any covered dependent under the Company Plans during the relevant plan year, up to and including the Effective Time.

(e)           From and after the date hereof, prior to disseminating or otherwise disclosing any material communication with the officers or employees of the Company or any of its subsidiaries regarding commitments to compensation, benefits or other employment-related treatment they will receive following the Effective Time, the Company shall provide Parent with such communications and a reasonable opportunity to comment, and the Company shall consider Parent’s comments, if any, in good faith.

(f)            If requested by Parent, as of at least ten days prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall seek approval from the Company Board to terminate or cause to be terminated any or all of the Company Plans sponsored or maintained by the Company or any of its subsidiaries that are intended to be qualified within the meaning of Section 401(a) of the Code (the “Company 401(k) Plans”).  The Company and Parent shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and the Company shall provide Parent a reasonable opportunity to review and comment on all such documentation.  To the extent any Company 401(k) Plan is terminated pursuant to Parent’s request, the Continuing Employees shall be eligible to participate in a Parent Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (and meets the qualifications thereof) as soon as practicable following the Effective Time.

(g)           Nothing in this Agreement shall confer upon any Person any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Person at any time for any reason whatsoever, with or without cause.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, Parent Plan or any other compensation or benefit plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any Person (including any employee or other service provider or any beneficiaries or dependents thereof).

SECTION 6.10             Directors’ and Officers’ Indemnification and Insurance.

(a)           For six years from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries (in each case, when acting or having acted in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, arbitration, proceeding, investigation, mediation, consent decree, audit or inquiry, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been required under applicable Law, the Certificate of Incorporation, the Bylaws, the certificate of incorporation and bylaws (or equivalent governing documents) of any of the Company’s subsidiaries, and any indemnification agreements with any directors and officers of the Company or any of its subsidiaries in effect on the date of this Agreement (the “Existing Indemnification Rights”) to indemnify such Person (and the Surviving Corporation shall also advance expenses (including reasonable and documented attorneys’ fees to the fullest extent that the Company would have been required to advance expenses under the Existing Indemnification Rights) as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).  In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time and the Indemnified Parties shall cooperate with Parent and the Surviving Corporation in such defense; provided that the Surviving Corporation shall pay all reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly as statements therefor are received to the fullest extent that the Company would have been required to pay such fees and expenses under the Existing Indemnification Rights; (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter if the Parent or Surviving Corporation elects not to assume the defense thereof; (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without their prior written consent and (iv) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents.

In the event the Surviving Corporation or any of its successors or assigns consolidates or amalgamates or merges into with any other Person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger, then proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.10.

(b)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such Proceeding, shall reasonably promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

(c)           From and after the Effective Time, the provisions in the Surviving Corporation’s Charter and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors and officers of the Company or any of its subsidiaries, except to the extent required by applicable Law.

(d)           Prior to the Effective Time, the Company shall be permitted and, if the Company fails to do so, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims period of at least six (6) years from and after the Effective Time, that shall be from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage (including terms relating thereto) that are at least as favorable as the Company’s existing policies with respect to matters existing or occurring prior to the Effective Time (including in connection with this Agreement, the Merger or the transactions contemplated thereby); provided, however, that in no event shall the Company expend, or shall Parent or the Surviving Corporation be required to expend, for such policies an aggregate premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (which current annual premium amount is set forth in Section 6.10(d) of the Company Disclosure Schedule).  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage (including terms relating thereto) that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e)           The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs, successors and representatives.

(f)            The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation, Bylaws, the certificate of incorporation or bylaws (or equivalent governing documents) of any subsidiaries of the Company or the Surviving Corporation or any of its subsidiaries, or under any Law or indemnification agreement to which any Indemnified Party is a party in effect as of the date of this Agreement.

(g)           With respect to any indemnification obligations of the Surviving Corporation pursuant to this Section 6.10, Parent hereby acknowledges and agrees that the Surviving Corporation shall be the indemnitor of first resort with respect to all indemnification obligations of the Surviving Corporation pursuant to this Section 6.10 (i.e., its obligations to an applicable Indemnified Party are primary and any obligation of any other person to advance expenses or to provide indemnification and/or insurance for the same expenses or losses incurred by such Indemnified Parties are secondary).

SECTION 6.11             Transaction Litigation.  In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company or any member of the Company Board during the Pre-Closing Period (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof.  The Company shall give Parent the opportunity to consult with the Company with respect to the defense of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.12             Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.  During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in, expressly contemplated by or in furtherance of the transactions contemplated by this Agreement.

SECTION 6.13             Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.14             Financing Cooperation.

(a)           The Company shall, and shall cause its subsidiaries, and shall use its reasonable efforts to cause its and their respective Representatives to, use its and their respective reasonable efforts to provide such customary cooperation as may be reasonably requested by Parent or Merger Sub or their respective Affiliates in connection with any Financing made, or to be made, by Parent or any of its subsidiaries and any SEC filing related to the Financing to be made by Parent, including by: (i) using reasonable efforts to, upon reasonable advance written notice, provide reasonable contact, including with respect to customary due diligence, among the Company’s and its subsidiaries’ senior management and appropriate senior management, representatives, advisors and the Financing Sources; (ii) providing such customary historical financial and other customary pertinent information with respect to the Company and its subsidiaries (including, in any event, the Required Financial Information) as may be reasonably requested or reasonably required by Parent for use in connection with the Financing and designating, upon request, whether any such information is suitable to be made available to lenders and other investors who do not wish to receive material non-public information with respect to the Company and its subsidiaries or their respective securities; (iii) providing information regarding the Company and its subsidiaries reasonably necessary or customarily required to assist Parent in preparing pro forma financial statements if Parent reasonably determines such pro forma financial statements are necessary, required or customary in connection with the Financing or any other SEC filing related to the Financing to be made by Parent (it being understood that the Company need only reasonably assist in the preparation thereof, but shall not be required to independently prepare any separate pro forma financial statements and shall not be required to change its fiscal year); (iv) using commercially reasonable efforts to cause Ernst & Young LLP to provide reasonable and customary assistance to Parent, including by participating in accounting due diligence sessions, obtaining the consent of, and facilitating the delivery of, customary comfort letters (including as to negative assurance) from, Ernst & Young LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if necessary, desirable or customary for Parent’s use of the financial statements of the Company and its subsidiaries in any marketing or offering materials to be used in connection with the Financing; (v) taking all organizational actions and executing and delivering any definitive financing agreements, any customary certificates or other customary documents or instruments relating to guarantees or other matters related to the Financing, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the Financing and repayment or refinancing of indebtedness in connection with the Merger; (vi) furnishing reasonably promptly (and in any event at least three (3) Business Days prior to the Closing Date) all documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Closing Date required by any Governmental Entity in connection with the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act and the Beneficial Ownership Regulation (to the extent applicable); (vii) obtaining customary payoff letters, lien releases and instruments of discharge in respect of the Company Credit Agreement; (viii) reasonably cooperating with legal counsel to Parent and Merger Sub in connection with any legal opinions that such counsel may be required to deliver in connection with any Financing; and (x) delivering conditional notices of prepayment within the time period required by the Company Credit Agreement (or such shorter period as may be acceptable to the agent or the lenders thereunder) and issuing conditional notices of redemption with respect to the Company Notes, as reasonably requested by Parent.  The Company hereby consents to the use of the trademarks, service marks and logos of the Company and its subsidiaries in connection with the arrangement of the Financing so long as such trademarks, service marks and logos are used in a manner that is not intended to harm or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any its subsidiaries.  Notwithstanding the foregoing, nothing herein shall require such cooperation to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of the Company or its subsidiaries, (ii) require the Company or its subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any actual liability or give any indemnities in each case prior to the Effective Time unless Parent reimburses or is required to reimburse or indemnify the Company or its subsidiaries pursuant to this Agreement; provided, however, that, with respect to any series of Company Notes or the Company Credit Agreement, neither the Company nor any of its subsidiaries shall be required to make any payments of outstanding principal, accrued and unpaid interest and/or applicable premiums or consent payments (other than with respect to scheduled payments of principal and interest) unless Parent has irrevocably deposited funds sufficient to cover such amounts with the applicable trustee or agent, (iii) require the Company or its subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable Laws or obligations of confidentiality (not created in contemplation hereof) binding on the Company or its subsidiaries, (iv) require the Company or its subsidiaries to (A) subject to the requirements of Section 6.15, pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to the Financing that is not contingent on the Closing or that would be effective prior to the Effective Time or (B) provide or cause its legal counsel to provide any legal opinions that are not required in connection with the transactions contemplated by Section 6.15, (v) require the Company to prepare separate financial statements or any new compensation information or (vi) require the Company or any subsidiary thereof to incur additional indebtedness prior to the Closing.  Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.14), nothing in this Agreement shall require the Company to cause the delivery of (A) any reliance letter, any certificate as to solvency or any other certificate necessary for the Financing other than as contemplated by clause (iii) of the first sentence in this Section 6.14(a), (B) any financial information in a form not customarily prepared by the Company with respect to any period or (C) any financial information with respect to a month of fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request.  Parent acknowledges and agrees that any access or information contemplated to be provided by the Company or any of its subsidiaries pursuant to this Section 6.14 shall, to the extent such information constitutes material non-public information of the Company, only be provided to other Persons, including any Financing Sources, if such other Person affirmatively agrees to maintain the confidentiality of such information pursuant to a customary confidentiality agreement and to comply with all federal and state securities laws and regulations applicable to such information, except with respect to such information that would be required to be disclosed in respect of an offering of securities in connection with the Financing to ensure that the offering materials in respect of such securities would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, its subsidiaries or their respective Representatives in connection with any such party complying with the obligations under this Section 6.14, and Parent shall indemnify and hold harmless the Company, its subsidiaries and their respective Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs or expenses suffered or incurred by them to the extent such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses arose out of the actions taken by the Company, its subsidiaries or their respective Representatives pursuant to this Section 6.14 (other than information provided by the Company, its subsidiaries or Representatives in writing for express use therein), except in the event such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence, bad faith or willful misconduct of the Company, any of its subsidiaries or any of their respective Representatives.

(c)           Notwithstanding anything to the contrary herein, it is understood and agreed that the Company shall be deemed to have satisfied its obligations under this Section 6.14 unless the Company’s failure to reasonably satisfy its obligations under this Section 6.14 was the primary cause of, or primarily resulted in, any Financing not being obtained.

SECTION 6.15             Debt Offers.

(a)           As soon as reasonably practicable after the receipt of any written request by Parent to do so and at the expense of Parent, the Company shall use its commercially reasonable efforts to (i) commence an offer to purchase for cash, with respect to any or all of the outstanding aggregate principal amount of the senior notes of the Company set forth in Section 6.15 of the Company Disclosure Schedule (the “Company Notes”) (each an “Offer to Purchase” and collectively, the “Offers to Purchase”) and/or to conduct consent solicitations with respect to the Company Notes regarding certain proposed amendments to the Indenture (the “Indenture Amendments”) as reasonably requested by Parent (the “Consent Solicitation” and, together with the Offer to Purchase, the “Debt Offer”), in each case, on such terms and conditions, including pricing terms and amendments to the terms and provisions of the Indenture, that are specified, from time to time, by Parent; provided that, in any event, Parent and the Company hereby agree that (i) the terms and conditions of the Offer to Purchase shall provide that the closing thereof shall be contingent upon the consummation of the Merger at the Effective Time and in no event shall the Company be required to purchase any Notes prior to the Effective Time, (ii) the Company shall not be required to commence any Debt Offer until Parent shall have provided the Company with draft documentation and final documents shall be in form and substance reasonably satisfactory to the Company (and any legal opinions required by the Debt Offers shall be provided by Parent’s counsel, provided, that if requested by Parent, the Company’s counsel shall provide all customary legal opinions required in connection with the transactions contemplated by this Section 6.15 to the extent such legal opinion is required to be delivered prior to the Closing Date (notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion with respect to a Debt Offer that in the opinion of the Company or its legal counsel does not comply with applicable Laws or the applicable indenture, or an opinion with respect to financing by Parent)), (iii) the terms and conditions specified by Parent for the Debt Offer shall be in compliance with the Indenture, the Company Credit Agreement and any applicable Law (including the requirements of Rule 14e-1 promulgated under the Exchange Act and the Trust Indenture Act of 1939, as amended), (iv) the Company shall use its commercially reasonable efforts to cause the trustee to agree to proceed with the redemption of the Company Notes at least 35 days (or such shorter period as the trustee may agree to) before the expected redemption date (which shall not be prior to the Effective Time), which notices to holders, to the extent applicable, may be subject to one or more conditions precedent, and use commercially reasonable efforts to cause the trustee to provide such notice to holders of such Company Notes substantially concurrently with the completion of the Closing, (v) the Company shall provide Parent the opportunity to review and comment on each of the notices and other documents contemplated by the foregoing sub-clause (iv) reasonably in advance of their delivery, and (vi) the Company shall use commercially reasonable best efforts to take all other actions and prepare and deliver all other documents (including any officers certificates) as may be required under the Indenture to (A) issue an irrevocable notice of redemption providing for the redemption on or after the Closing Date (but in no event shall such redemption occur prior to the Effective Time) of the outstanding aggregate principal amount of the Company Notes (together with all accrued and unpaid interest and applicable premiums related to the Company Notes) pursuant to the applicable provisions of the Indenture and (B) cause the satisfaction and discharge of the Indenture and the Company Notes substantially concurrently with the Closing (but in no event prior to the Effective Time) (subject to the irrevocable deposit with the trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, the Company Notes, as arranged by, and at the expense of, Parent).  Parent shall assist the Company in connection with the foregoing as reasonably requested by the Company.  Subject to the preceding sentence, the Company shall, and shall cause its subsidiaries to, and shall use its commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Offers.  The Company shall waive any of the conditions to the Debt Offers as may be reasonably requested by Parent in writing that after consultation with its legal counsel the Company determines can be legally waived (other than that the Merger shall have been consummated) and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers.

(b)           The Company covenants and agrees that, promptly following the consent solicitation expiration date, if any, and assuming the requisite consents are received in the consent solicitation constituting part of the Debt Offer, each of the Company and its applicable subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the trustee to) execute supplemental indentures to the Indenture, which supplemental indentures shall implement the amendments described in the offer to purchase, consent solicitation statement, related letter of transmittal, and other related documents; provided, however, that notwithstanding the fact that a supplemental indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred.

(c)           The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Offers shall be selected by Parent.  The

Company shall enter into customary agreements (including indemnities, which shall be subject to Section 6.15(d)) with such parties so selected and on terms and conditions acceptable to Parent.

(d)           Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses (including attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Company, its subsidiaries or their respective Representatives in connection with it complying with its obligations under this Section 6.15, and Parent shall indemnify and hold harmless the Company and its subsidiaries and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by them to the extent such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses arose out of the actions taken by the Company, its subsidiaries or its Representatives pursuant to this Section 6.15 (other than information provided in writing by the Company or its subsidiaries or Representatives), except in the event such losses, damages, claims, interest, awards, judgments, penalties, costs or expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the gross negligence or willful misconduct by the Company, any of its subsidiaries or any of their respective Representatives.

(e)           Notwithstanding the foregoing, nothing in this Section 6.15 shall require the Company’s cooperation to the extent it would (i) unreasonably disrupt the ordinary conduct of the business or operations of the Company or its subsidiaries, (ii) require the Company or its subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time unless Parent reimburses or is required to reimburse or indemnify the Company or its subsidiaries pursuant to this Agreement, (iii) require the Company or its subsidiaries to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable Laws, order or any Contract of the Company, (iv) cause any representation or warranty in this Agreement to be breached or become inaccurate, cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement or (v) cause the Company to be obligated with respect to the purchase, redemption or satisfaction and discharge of any Company Notes in the event the Merger is not consummated.

SECTION 6.16             Anti-Takeover Statute.  If any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under any federal, state, local or foreign Laws applicable to the Company is, or will be, applicable to this Agreement, the Merger, the Voting and Support Agreement or the other transactions contemplated hereby is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby) and the Voting and Support Agreement, the Company and the Company Board shall grant all such approvals and take all such actions within their control as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated by this Agreement and the Voting and Support Agreement and shall otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

SECTION 6.17             Resignation of Directors.  At the Closing, the Company shall use reasonable best efforts to cause all directors of the Company and, the directors (or equivalent positions) specified by Parent reasonably in advance of the Closing of each subsidiary of the

Company, in each case, to execute and deliver a letter reasonably satisfactory to Parent effecting his or her resignation as a director (or equivalent position) (but not as an employee and without prejudice to such person’s rights as an employee) of such entity effective at the Effective Time.

ARTICLE VII

CONDITIONS OF MERGER

SECTION 7.1               Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, Parent, and Merger Sub, if permissible by Law) at or prior to the Closing of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote;

(b)           No Legal Restraints.  No Law or injunction (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction (collectively, the “Legal Restraints”) which prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Merger; and

(c)           Antitrust Consents.  The waiting period (and any extension thereof, including any agreement by Parent not to consummate the Merger) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

SECTION 7.2               Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver, where permissible, by Parent) at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company set forth in the first sentence of Section 3.3(a) (Capitalization), Section 3.4 (Authority), Section 3.9(b) (Absence of Certain Changes and Events), Section 3.19 (Brokers), Section 3.23 (Company Requisite Vote) and Section 3.24 (Rights Plan) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries), the second sentence of Section 3.3(a) (Capitalization), and Section 3.3(b) (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date), (iii) the representations and warranties of the Company set forth in Section 3.3(d) (Capitalization) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (iv) the representations and warranties of the Company set forth in this Agreement (other than those identified in clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied unless the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any “Material Adverse Effect”, “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Closing;

(c)           Certificate.  Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, on behalf of the Company, solely in such Person’s capacity as such executive officer and not in such Person’s personal capacity, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied; and

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

SECTION 7.3               Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver, where permissible, by the Company) at or prior to the Closing of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2 (Authority) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than those identified in clause (i)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially impair or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by the Agreement;

(b)           Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c)           Certificate.  The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, on behalf of Parent, solely in such Person’s capacity as such executive officer and not in such Person’s personal capacity, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION; AMENDMENT AND WAIVER

SECTION 8.1               Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company (except in the case of a termination pursuant to Section 8.1(d)(ii) which may only be invoked prior to the receipt of the Company Requisite Vote) (the date of any such termination, the “Termination Date”):

(a)           by mutual written consent of Parent and the Company;

(b)           by Parent or the Company if any Governmental Entity of competent jurisdiction sitting in the United States shall have issued a Legal Restraint which permanently prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Merger and such Legal Restraint is or shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) did not breach in any material respect any provision of this Agreement which breach was the primary cause of, or primarily resulted in, the issuance of such order, decree or ruling or the taking of any such other final action;

(c)           by either Parent or the Company if the Effective Time shall not have occurred on or before April 14, 2020 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of Parent and the Company, the “End Date”); provided, if on the End Date all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) or remain capable of being satisfied but any of the conditions set forth in Section 7.1(b) and/or Section 7.1(c) has not been satisfied, then the End Date shall automatically be extended for an additional 90 days, in which case the End Date shall be deemed for all purposes to be such later date; provided, further, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not be in breach or have breached in any material respect any provision of this Agreement in any manner that shall have primarily contributed to the failure of the Effective Time to occur on or before the End Date;

(d)           by written notice of the Company:

(i)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement,

or any such representation or warranty shall be or shall have become inaccurate, such that if continuing as of the Closing Date the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied, and, in either such case, such breach is not curable prior to the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)           if the Company Board determines to enter into an acquisition agreement, merger agreement or similar agreement with respect to a Superior Proposal prior to, but not after, obtaining the Company Requisite Vote, in accordance with, and subject to compliance with the terms and conditions of, Section 6.1(c);

(e)           by written notice of Parent:

(i)            if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be or shall have become inaccurate, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, and, in either such case, such breach is not curable prior to the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii)           if the Company Board (A) shall have made a Change of Recommendation, (B) shall have failed to include the Recommendation in the Proxy Statement distributed to stockholders, (C) shall have recommended, approved or otherwise declared advisable to the stockholders of the Company an Acquisition Proposal, (D) following the commencement of a tender offer or exchange offer that constitutes an Acquisition Proposal by a person unaffiliated with Parent or Merger Sub, shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the 10 Business Day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Recommendation, or (E) shall have formally resolved to effect or publicly announced an intention to effect any of the foregoing, prior to obtaining the Company Requisite Vote; or

(f)            by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken.

SECTION 8.2               Effect of Termination.

(a)           In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except as provided in Section 6.6(b), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any Party hereto of any liability for damages resulting from fraud or Willful Breach prior to such termination by any Party hereto (which the Parties acknowledge and agree shall be determined by a court of competent jurisdiction in accordance with Section 9.13 applying the governing Law in accordance with Section 9.9), in which case the aggrieved Party shall be entitled to all rights and remedies available at law or equity.  The Parties acknowledge and agree that (i) nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12 and (ii) no termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.

(b)           In the event that:

(i)            this Agreement is terminated (x) by the Company pursuant to Section 8.1(d)(ii) (Superior Proposal), (y) by Parent pursuant to Section 8.1(e)(ii) (Change of Recommendation), or (z) by either Parent or the Company pursuant to Section 8.1(f) (Company Requisite Vote) at a time when this Agreement was terminable by Parent pursuant to Section 8.1(e)(ii) (Change of Recommendation), then the Company shall pay $100,000,000 (the “Company Termination Fee”) to Parent (or its designee), at or prior to the time of termination and as a condition to such termination in the case of a termination by the Company or as promptly as reasonably practicable in the case of a termination by Parent (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds;

(ii)           this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) (Company Requisite Vote) or by Parent pursuant to Section 8.1(e)(i) (Breach), or by either Parent or the Company pursuant to Section 8.1(c) (End Date) (other than in circumstances in which Parent is required to pay the Parent Termination Fee pursuant to Section 8.2(b)(iv)) and (A) at any time after the date of this Agreement but prior to the date of the Stockholders Meeting (in the case of Section 8.1(f)), prior to the breach giving rise to such right of termination (in the case of Section 8.1(e)(i)) and prior to such termination (in the case of Section 8.1(c)), any Person shall have announced (which announcement in the case of Section 8.1(f)) must have been publicly made) an intention to make an Acquisition Proposal (whether or not conditional), which, in the case of Section 8.1(f), was not withdrawn at least three (3) Business Days prior to the Stockholders Meeting) and (B) within twelve (12) months after the Termination Date, (x) the Company or any of its subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal, or (y) an Acquisition Proposal shall have been consummated involving the Company or any of its subsidiaries (in each case of clause (x) or (y) whether or not involving the same Acquisition Proposal as that which was publicly announced), then in each case of clause (x) or (y) the Company shall pay or cause to be paid to Parent (or its designee) the Company Termination Fee, such payment to be made within two (2) Business Days from the earliest to occur of the foregoing events, payable by wire transfer of immediately available funds to an account designated by Parent; provided, however, that, for purposes of this Section 8.2(b)(ii), references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(iii)          this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(f) (Company Requisite Vote) or by Parent pursuant to Section 8.1(e)(i) (Breach), then the Company shall promptly, but in no event later than two (2) days after being notified of such by Parent, pay to Parent (or its designee) all of the documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $15,000,000, payable by wire transfer of immediately available funds; provided, that any amounts paid under this Section 8.2(b)(iii) shall be credited (without interest) against any Company Termination Fee if paid to Parent (or its designee) pursuant to the terms of this Agreement; or

(iv)          this Agreement is terminated by Parent or the Company pursuant to (x) Section 8.1(b) (Legal Restraint) and the applicable Legal Restraint giving rise to such termination right is issued under or pursuant to any Antitrust Law or (y) Section 8.1(c) (End Date) and, in either case of clause (x) or (y), on the Termination Date the only conditions to closing set forth in Section 7.1 or Section 7.2 that have not been satisfied (other than those conditions that by their nature are to be satisfied at the Closing which conditions would be capable of being satisfied at the Closing if the Closing Date were on the Termination Date) are the conditions set forth in Section 7.1(b) (but only if the applicable Legal Restraint causing such condition not to be satisfied is issued under or pursuant to any Antitrust Law) or Section 7.1(c), then Parent shall pay $150,000,000 (the “Parent Termination Fee”) to the Company (or its designee) by wire transfer of immediately available funds, at or prior to the time of termination in the case of a termination by Parent, or as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) in the case of a termination by the Company; provided, however, that Parent shall not be required to pay the Parent Termination Fee to the Company if (x) the applicable Legal Restraint giving rise to such termination pursuant to Section 8.1(b) or (y) the failure of the conditions in Section 7.1(b) or Section 7.1(c), as applicable, to have been satisfied resulted from any breach by the Company of a covenant set forth in this Agreement.

(c)           The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee on more than one occasion.

(d)           Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement.  Accordingly, if a Party fails to promptly pay any amount due pursuant to this Section 8.2, and the other Party commences a Proceeding that results in a judgment against the failing Party for the amount set forth in this Section 8.2 or a portion thereof, the failing Party shall pay to the other Party all fees, costs and expenses of enforcement (including attorney’s fees as well as expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made.

(e)           Notwithstanding anything to the contrary set forth in this Agreement, but subject to each Party’s rights expressly set forth in Section 9.12, each Party expressly acknowledges and agrees that, (i) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) (Superior Proposal) and the Company Termination Fee is paid to Parent or its designees, then the payment to Parent or its designees of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of a breach by the Company of its obligations under Section 6.1; and (ii) if the Parent Termination Fee is paid to the Company pursuant to this Agreement, then the payment to the Company or its designees of the Parent Termination Fee shall be the sole and exclusive remedy of the Company for any loss suffered by the Company as a result of a breach by Parent or Merger Sub of its obligations under Section 6.4.

SECTION 8.3               Expenses.  Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, Parent shall pay all filing fees required under the HSR Act with respect to the transactions contemplated by this Agreement.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1               Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

SECTION 9.2               Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties (by action of their respective boards of directors) may modify, amend or supplement this Agreement only by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, however, that after the Company Requisite Vote has been obtained, there shall not be made any modification or amendment to this Agreement that by Law requires the further approval of the stockholders of the Company without such approval having first been obtained.

SECTION 9.3               Waiver.  At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement.  The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 9.4                                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile or by email, by registered or certified mail (with postage prepaid, return receipt requested) or by a nationally recognized courier service (with signed confirmation of receipt) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)                                 if to the Company:

Advanced Disposal Services, Inc.
90 Fort Wade Rd., Suite 200
Ponte Vedra Beach, FL 32081
Attention:                                         Richard Burke and Michael K. Slattery
Email:                                                            Richard.Burke@AdvancedDisposal.com;
                                                                                                Michael.Slattery@AdvancedDisposal.com

with an additional copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:                                         Scott Petepiece and Daniel Litowitz
Facsimile:                                         (212) 848-7179
Email:                                                            SPetepiece@Shearman.com;

Daniel.Litowitz@Shearman.com

and

Mayer Brown LLP
1999 K Street, N.W.
Washington, D.C. 20006-1101

Attention:                                         Mark W. Ryan and William H. Stallings

Facsimile:                                         (202) 830-0328

Email:                                                            mryan@mayerbrown.com;

wstallings@mayerbrown.com

(b)                                 if to Parent or Merger Sub:

Waste Management, Inc.
1001 Fannin St.
Houston, Texas 77002
Attention:                                         John J. Morris, Executive Vice President and Chief Operating Officer
Email:                                                            JMorris@wm.com

with a copy to:

Waste Management, Inc.
1001 Fannin St.
Houston, TX 77002
Attention:                                         General Counsel
Email:                                                            gclegal@wm.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:                                         Alan M. Klein
Facsimile:                                         (212) 455-2502
Email:                                                            aklein@stblaw.com

and

Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, TX 77002
Attention:                                         Christopher R. May
Facsimile:                                         (713) 821-5602

Email:                                                            cmay@stblaw.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by nationally recognized courier service for next Business Day delivery or (iii) the Business Day received, if sent by facsimile, email or any other permitted method (provided that any notice received by facsimile transmission, email or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

SECTION 9.5                                             Certain Definitions.  For purposes of this Agreement, the term:

(a)                                 “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms (including standstill restrictions, provided that such standstill restrictions need not restrict a Person from making an offer or proposal to the Company (including the Company Board) in respect of an Acquisition Proposal) substantially no less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (except for such changes necessary in order for the Company to be able to comply with its obligations under this Agreement) and which does not restrict the Company from providing the access, information or data required to be provided to Parent pursuant to Section 6.1.

(b)                                 “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person.  For the avoidance of doubt, for purposes of this Agreement, the USL JV or any of its subsidiaries will be considered an “Affiliate” of the Company and its subsidiaries.

(c)                                  “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d)                                 “Award” means an award of Options, PSUs, RSUs or Restricted Shares granted pursuant to a Company Stock Plan.

(e)                                  “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

(f)                                   “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday or a day) on which commercial banks are not required or authorized by Law to close in the United States in the City of New York, New York.

(g)                                  “Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of October 9, 2012, by and among the Company, the guarantors party thereto, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent, as amended and restated by the Amendment and Restatement Agreement, dated as of November 10, 2016, and as further amended by Amendment No. 1, dated as of November 21, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(h)                                 “Company Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (iii) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights (including the Company Stock Plans and any award agreements thereunder), incentive or deferred compensation, vacation, sick leave or other paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, fringe benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or any other employee benefits, in each case maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its subsidiaries for the benefit of any Service Provider or with respect to which the Company or any of its subsidiaries has any direct or indirect liability, excluding any JV Plan.

(i)                                     “Company Stock Plans” means the Company’s 2012 Stock Incentive Plan, Amended and Restated 2012 Stock Incentive Plan (as amended by the Amendment to the Company’s 2012 Stock Incentive Plan, adopted on April 25, 2013 and the Second Amendment to the Company’s 2012 Stock Incentive Plan, adopted on May 8, 2014), and 2016 Omnibus Equity

Plan (and applicable award agreements issued under such plans), as applicable, as well as any other plans or agreements pursuant to which the Company or any of its subsidiaries has granted equity awards (including equity awards granted or assumed by the Company or its subsidiaries in connection with any acquisitions prior to the Effective Time).

(j)                                    “Continuing Employee” means any Continuing Non-Union Employee and any Continuing Union-Represented Employee.

(k)                                 “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(l)                                     “Data Room” means the virtual data room supported by Merrill Corporation, and any “clean room”, with respect to “Everglades VDR”.

(m)                             “Debt Financing” means, collectively, any incurrence of, or other commitment to obtain or arrange, any loans (whether bridge, term or revolving in nature), or the issuance of, or other commitment to obtain, arrange, underwrite or place, any bonds, note, debentures or similar instruments (whether in any underwritten offering or private placement), in each case evidencing indebtedness, the proceeds of which are used or intended to be used to fund, in whole or in part, the transactions contemplated by this Agreement.

(n)                                 “Equity Financing” means the issuance and sale of capital stock of Parent in an underwritten offering or a private placement, excluding the issuance of equity interests upon the exercise of employee and director stock options, the proceeds of which are used or intended to be used, in whole or in part, to fund the transactions contemplated by this Agreement.

(o)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)                                 “ERISA Affiliate”  means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

(q)                                 “Financing” means, collectively, the Debt Financing and the Equity Financing.

(r)                                    “Financing Sources” means any entities that have committed to provide, arrange, underwrite, obtain, or otherwise entered into agreements to provide, arrange, underwrite, obtain or place the Financing.

(s)                                   “GAAP” means the U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case, as of the time of the relevant financial statements referred to herein.

(t)                                    “Government Official” means any officer or employee of any Governmental Entity acting in an official capacity for or on behalf of such Governmental Entity.

(u)                                 “Governmental Entity” means any governmental, quasi-governmental, administrative, judicial or regulatory (including any stock exchange or other self-regulatory organization) authority, agency, court, commission or other governmental body, entity or authority, whether supranational, foreign or domestic, of one or more countries, nations, republics, federations or similar entities or any states, counties, parishes or municipalities, jurisdictions or other political subdivisions thereof.

(v)                                 “Governmental Filings” mean any consents, approvals, authorizations or Permits of, actions by, filings with or notifications to, any Governmental Entity.

(w)                               “Indenture”  means the Indenture dated as of November 10, 2016, between the Company, each of the Guarantors (as defined therein) from time to time party thereto and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of December 13, 2017.

(x)                                 “Intellectual Property” means (i) patents, (ii) copyrights and copyrighted works (including Software), (iii) trademarks, service marks, corporate, business and d/b/a names, logos, trade dress, domain names, social media identifiers and other indicators of source or origin and all associated goodwill, and (iv) registrations, applications, renewals, provisionals, continuations, continuations-in-part, divisionals, re-issues, re-examinations and foreign counterparts of any of the foregoing.

(y)                                 “Intervening Event” means any material event, change, effect, condition, development, fact or circumstance with respect to the Company and its subsidiaries or business of the Company, in each case taken as a whole, that (i) is neither known by, nor reasonably foreseeable (with respect to magnitude or material consequences), by the Company Board as of or prior to the date of this Agreement and (ii) first occurs, arises or becomes known to the Company Board after the date of this Agreement and on or prior to the date of the Company Requisite Vote; provided that none of the foregoing shall constitute an Intervening Event: (A) any event, change, effect, condition, development, fact or circumstance (1) relating to any Acquisition Proposal or (2) resulting from (I) the announcement, pendency and consummation of this Agreement and the transactions contemplated by this Agreement, including the Merger, (II) any actions required to be taken or to be refrained from being taken pursuant to this Agreement, or (III) a material breach of this Agreement by the Company, (B) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections or (C) any changes after the date hereof in the market price or trading volume of the Company (it being understood, however, in each case of sub-clause (B) and (C), that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred).

(z)                                  “JV Plan” means (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (iii) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, vacation, sick leave or other paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, fringe benefits, workers’ compensation, supplemental unemployment benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or any other employee benefits, in each case maintained, sponsored or contributed to (or required to be contributed to) by the USL JV or any of its subsidiaries for the benefit of any of their Service Providers or with respect to which the USL JV or any of its subsidiaries has any direct or indirect liability.

(aa)                          “knowledge” or any similar phrase (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(aa) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(aa) of the Parent Disclosure Schedule.

(bb)                          “Law” means any federal, state, local, municipal, foreign, multi-national or other law, statute, constitution, principle of common law, ordinance, code, decree, order, executive order, directive, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel, including any Antitrust Law.

(cc)                            “Liens” means any liens, encumbrances, pledges, security interests, claims and defects, imperfections, mortgages, deeds of trust, hypothecations, encroachments, easements, use restrictions, rights-of-way, charges, adverse ownership interests, attachments, options or other rights to acquire an interest, rights of first refusal or conditional sale or similar restriction on transfer of title or voting and other restrictions of title.

(dd)                          “Material Adverse Effect” means any event, development, circumstance, change, effect or occurrence that, individually or in the aggregate, with all other events, developments, circumstances, changes, effects or occurrences, has, or would reasonably be expected to have, a material adverse effect on or with respect to the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole; provided, however, that no events, developments, circumstances, changes, effects or occurrences to the extent arising out of or resulting from or relating to any of the following, alone or in combination, shall be deemed to constitute, nor be taken into account in determining whether there has been, a Material Adverse Effect:  (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions or developments in prevailing interest or exchange rates or the disruption of any securities markets, (ii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers or employees of the Company or its subsidiaries, (iii) any change in any applicable Laws or applicable accounting regulations or principles, including GAAP, or interpretations thereof after the date of this Agreement, (iv) any hurricane, tornado, earthquake, flood, tsunami or other natural disaster or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism or other international or national emergency, or other force majeure event or natural disaster or act of God or other comparable events, (v) any change in the price or trading volume of the Shares or the credit rating of the Company, in and of itself, (vi) any failure by the Company to meet (x) any published analyst estimates, expectations, projections or forecasts of the Company’s revenue, earnings, cash flow, cash positions or other financial performance or results of operations for any period or (y) its internal or published projections, budgets, plans, forecasts, guidance, estimates, milestones of its revenues, earnings or other financial performance or results of operations, in and of itself, (vii) any change or development in the industries, or in the business conditions in the geographic regions, in which the Company and its subsidiaries operate, and any ordinary course seasonal fluctuations in the business of the Company and its subsidiaries, (viii) the identity of Parent or its subsidiaries or any communication by Parent or its subsidiaries regarding the plans or intentions of Parent with respect to the conduct of the business of the Surviving Corporation or its subsidiaries, (ix) any taking of any action at the written request of or with the written consent of Parent (it being understood and agreed that, with respect to any action taken with such consent, the foregoing shall not preclude Parent from asserting that any facts or occurrences resulting from such action that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect) or (x) the failure to obtain any approvals or consents from any Governmental Entity in connection with the transactions contemplated hereby or any delay in obtaining any such approvals or consents; except (A) in the cases of clauses (i), (iii), or (iv), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate and (B) that clauses (v) and (vi) shall not prevent or otherwise affect a determination that any events, developments, circumstances, changes, effects or occurrences underlying such changes or failures constitute or contribute to a Material Adverse Effect; provided, further, that the exceptions in clauses (ii) and (x) above shall not apply with respect to references to Material Adverse Effect in those portions of the representations and warranties contained in Section 3.5(a) (and in Section 7.2(a) and Section 8.1(e)(i) to the extent related to such portions of such representation) the purposes of which are to address the consequences resulting from the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement.

(ee)                            “Option” means an option to purchase a number of shares of Common Stock for a fixed exercise price granted pursuant to a Company Stock Plan.

(ff)                              “Permitted Liens” means (i) statutory liens securing payments not yet due or delinquent (or which may be paid without interest or penalties), (ii) such imperfections or irregularities of title, non-monetary Liens, charges, easements, rights of way, covenants and other restrictions or encumbrances that do not, in each case, materially affect the use, occupancy or marketability of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided in accordance with GAAP, (iv) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (v) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts not yet past due or delinquent, (vi) Liens, mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company, (vii) Liens that will be released or discharged at or prior to the Closing, (viii) Liens permitted under the Company Credit Agreement and Indenture, and (ix) any Liens that are not material to the Company and its subsidiaries or Parent and its subsidiaries, as applicable, taken as a whole.

(gg)                            “Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization or other entity of any kind or nature including any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act).

(hh)                          “Pre-Closing Period” means the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

(ii)                                  “PSU” means a performance share unit or performance stock unit, representing the right to receive one share of Common Stock (or cash equivalent), subject to certain vesting terms, conditions and restrictions and the achievement of certain performance targets, granted pursuant to a Company Stock Plan.

(jj)                                “Required Financial Information” means (i) the audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related audited consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company and its consolidated subsidiaries for, (A) the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 and (B) and if the Closing Date has not occurred on or prior to the date that is 75 days after December 31, 2019, the fiscal year ended December 31, 2019, and (ii) an unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of the most recent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) that has been completed prior to the Closing Date and that has ended at least 45 days prior the Closing Date, and the related unaudited consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company and its consolidated subsidiaries for the most recent three, six or nine month, as applicable, period (other than the fourth fiscal quarter period of any fiscal year) that has been completed prior to the Closing Date and that has ended at least 45 days before the Closing Date; provided that, as to an applicable financial period, the filing by the Company of the required financial statements specified above in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements relating to such financial reporting period with respect to the Company and its consolidated subsidiaries for all purposes of this Agreement.

(kk)                          “Restricted Share” means a share of Common Stock subject to certain vesting terms, conditions and restrictions granted pursuant to any Company Stock Plan.

(ll)                                  “RSU” means a restricted share unit, representing the right to receive one share of Common Stock (or cash equivalent) subject to certain vesting terms, conditions and restrictions granted pursuant to a Company Stock Plan.

(mm)                  “Senior Employee” means an employee of the Company with a title of Vice President or above.

(nn)                          “Service Provider” means any current or former director, officer, employee or individual contractor who provides, or has provided, services to the Company or any of its subsidiaries; provided, however, that an individual contractor other than a director shall not be considered a “Service Provider” unless such individual contractor earns remuneration in excess of $100,000 per year.  For purposes of this Agreement, the Company may amend the disclosure in Section 3.11 and Section 3.12 of the Company Disclosure Schedule at any time during the thirty (30)-day period immediately following the date hereof with respect to information about individual contractors.

(oo)                          “Software” means any computer program, operating system, applications system, firmware or code, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology related to same in any form or media.

(pp)                          “subsidiary” or “subsidiaries” means with respect to any Person (i) any Person (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise or (B) such Person or any subsidiary of such Person is the controlling general partner or otherwise controls such entity.  For the avoidance of doubt, for purposes of this Agreement, the USL JV or any of its subsidiaries will be considered a “subsidiary” of the Company and its subsidiaries; provided that any representation and warranty in Article III (other than Section 3.1, Section 3.3, Section 3.5, Section 3.19, Section 3.22 and Section 3.24) relating to a subsidiary of the Company shall, with respect to the USL JV, be to the knowledge of the Company.

(qq)                          “Top Customers” means the top customers of the Company and its subsidiaries generating $8,000,000 or more in revenue during fiscal year 2018, in each case, as listed in Section 9.5(qq) of the Company Disclosure Schedule.

(rr)                                “Top Vendor” means the top vendors of the Company and its subsidiaries to which the Company and its subsidiaries paid $10,000,000 or more during fiscal year 2018, in each case, as listed in Section 9.5(rr) of the Company Disclosure Schedule.

(ss)          “USL JV” means Urban Sanitation Limited, a company limited by shares incorporated under the laws of the Bahamas, in which a wholly owned subsidiary of the Company owns a fifty percent (50%) ownership interest.

(tt)           “Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Party’s act or failure to act (including acts or failures to act by a Party’s Representative at the direction of the Party) would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

SECTION 9.6               Severability.  If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated as of the date hereof to the fullest extent possible.

SECTION 9.7               Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Voting and Support Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

SECTION 9.8               Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to (i) after the Effective Time, the provisions of Article II (which shall inure to the benefit of, and be enforceable by, holders of Common Stock, Options, PSUs, RSUs and Restricted Shares to the extent necessary to receive the consideration due to such persons thereunder), and (ii) after the Effective Time, the provisions of Section 6.10 (which shall inure to the benefit of and be enforceable by, the Indemnified Parties).  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the

Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.9               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles thereof).

SECTION 9.10             Headings.  The descriptive headings contained in this Agreement and the table of contents hereof are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11             Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.12             Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity (except as may be limited by Section 8.2).  Each of the Parties agrees that, prior to the valid termination of this Agreement in accordance with Article VIII, it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 9.13             Jurisdiction.  Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.  Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, Proceeding in any such court is brought in an inconvenient forum, that the venue of such Proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction.  Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware; provided, that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

SECTION 9.14             WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

SECTION 9.15             Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereto,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  References to “dollars” or “$” are to United States of America dollars.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires.  References to a person are also to its successors and permitted assigns.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.  References to “days” shall mean “calendar days” unless expressly stated otherwise.  Unless otherwise indicated, documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were (a) included in the Data Room on or prior to 6:00 p.m. prevailing Eastern Time on the day immediately prior to the date of this Agreement and continuously available for review by such person and its Representatives in the Data Room during such period (it being understood and agreed that as soon as practicable after the date of this Agreement, the Company shall deliver to Parent on optical media format a complete and accurate copy of the contents of the Data Room as of the date of this Agreement), (b) disclosed in a SEC Document filed and publicly available, or (c) otherwise provided in written or electronic form by or on behalf of the Company to Parent, Merger Sub or their Representatives.  Each of the parties has participated in the drafting and negotiation of this Agreement, and this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

ADVANCED DISPOSAL SERVICES, INC.

By:	/s/ Richard Burke
	Name:	Richard Burke
	Title:	Chief Executive Officer

[Signature Page—Agreement and Plan of Merger]

PARENT:

WASTE MANAGEMENT, INC.

By:	/s/ John J. Morris Jr.
	Name:	John J. Morris Jr.
	Title:	Executive Vice President and Chief Operating Officer

[Signature Page—Agreement and Plan of Merger]

MERGER SUB:

EVERGLADES MERGER SUB INC.

By:	/s/ Mark A. Lockett
	Name:	Mark A. Lockett
	Title:	President

[Signature Page—Agreement and Plan of Merger]